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Filed pursuant to Rule 424(b)(3)
Registration No. 333-123925

PROSPECTUS

14,131,538 Shares

Particle Drilling Technologies, Inc.

Common Stock

        On February 8, 2005, we issued 9,000,000 shares of our common stock in a private placement. In connection with that private placement, we issued warrants to certain persons associated with the placement agent for that private offering pursuant to which such persons could acquire 1,500,000 shares of our common stock in the aggregate at a purchase price of $2.00 per share. On March 22, 2005, we issued 3,381,538 shares of our common stock in a private placement in connection with the conversion of all of the outstanding shares of Series A Convertible Preferred Stock previously issued by our subsidiary, Particle Drilling Technologies, Inc., a Delaware corporation. Selling stockholders may use this prospectus to resell from time to time their shares of our common stock. Our shares of common stock are listed on The Nasdaq SmallCap Market under the symbol "PDRT." On June 28, 2005, the last reported sales price for our common stock on The Nasdaq SmallCap Market was $6.16 per share.

        The shares of our common stock covered by this prospectus may be sold at market prices prevailing at the time of the sale or may be sold at negotiated prices. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus.

        Investing in our common stock involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2005.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these shares of our common stock.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission for a continuous offering. Under this prospectus, the selling stockholders may, from time to time, sell the shares of our common stock described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so modified will be deemed to constitute a part of this prospectus.

        The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the selling stockholders and the shares of our common stock offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

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PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

        In this prospectus, "Particle Drilling Technologies, Inc.," the "company," "we," "us" or "our" refer to Particle Drilling Technologies, Inc., a Nevada corporation, and its subsidiary, except where otherwise indicated or required by context.

Our Company

        On January 14, 2005, we acquired Particle Drilling Technologies, Inc., a privately-held Delaware corporation ("PDTI"). As a result of this acquisition, our company, which previously had no material operations, acquired the business of PDTI and we are now engaged in the development of the Particle Impact Drilling System, a patented system utilizing a specially designed "fit for purpose" drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures for use in the oil and gas drilling industry. In this prospectus, we refer to Particle Impact Drilling as "PID" or the "PID technology" and refer to our PID drilling system as the "PID System." We refer to our "fit for purpose" bit as the "PID bit." The nozzles in the PID bit serve to accelerate hardened steel shot entrained with ordinary drilling mud to fracture the formation ahead of the bit. The PID System is primarily operated utilizing hydraulic energy that is standard on drilling rigs typically used today in combination with PID System equipment. Each particle is driven into the rock formation at a high velocity and delivers forces many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress. Depending on the volume of shot introduced into the drilling mud, the number of shot strikes on the formation is in excess of four million per minute, thereby yielding a higher rate of penetration than conventional roller cone rock bits.

        We believe the PID System is near the final stages of development and are in the process of finalizing all operating components of our first commercial PID System, which we believe will be available for commercial application in the second half of calendar year 2005. Our operations plan for fiscal year 2005 is expected to include: (1) additional development and testing of our injector at our operating facility in Houston, Texas; (2) continued evaluation, if necessary, of the PID bit at TerraTek Drilling Laboratory in Salt Lake City, Utah, which we refer to as "TerraTek;" (3) testing of the entire PID System at the Gas Technology Institute's Catoosa Drilling facility in Tulsa, Oklahoma; (4) begin negotiations of commercial contracts with potential customers once we believe the entire PID System will perform reliably; (5) implementation of the PID System on a drilling oil or gas well; and (6) hiring and training of additional personnel.

        We believe the previous testing, both in the shop and the field, has demonstrated that the shop trap, PID System instrumentation and other components of the surface equipment are functional and are capable of operating as intended. Additionally, following our recent testing of the PID bit which occurred during the last two weeks of March 2005 and the second week of June 2005, we believe the PID bit is capable of being utilized in several commercial applications. As of the date of this prospectus, we have not entered into any contracts or agreements with potential customers.

Our Executive Offices

        Our principal executive and administrative office facility is located in downtown Houston, Texas at One City Centre, 1021 Main Street, Suite 2650, Houston, Texas 77002 and our telephone number is (713) 223-3031. We maintain a website at www.particledrilling.com, however the information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus when making a decision as to whether or not to invest in shares of our common stock.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history and no revenues and are subject to risks inherent in a new business enterprise. As a result, we have not demonstrated to date that we can successfully implement our business plan or that the PID technology will be successful in a commercial application.

        We have recently acquired PDTI, which had a limited operating history and, accordingly, is subject to substantial risks inherent in the commencement of a new business enterprise. Prior to our acquisition of PDTI in January 2005, we had no material operations. The business of PDTI was originally established in June 2003 to: (1) purchase certain of the assets and assume certain of the liabilities of ProDril Services, Incorporated ("PSI") and ProDril Services International, Ltd. ("PSIL"), related to the PID technology; (2) purchase certain patents underlying the PID technology from the Curlett Family Limited Partnership, Ltd. ("CFLP"); (3) acquire certain technology licenses related to the PID technology from CCORE Technology and Licensing, Ltd. ("CTL"); (4) continue the funding of initial research and development expenses with respect to the technology acquired; and (5) take steps towards the commercialization of the PID technology. To date, the business has not generated any revenue from its operations. We may not be able to successfully develop, commercialize or market our products, generate revenues, or operate profitably. Additionally, we and our business have a very limited operating history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in us. Any investment in us should be considered a high risk investment because the investor will be investing in a development stage company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subject. In addition, the technology we acquired is still in the development stage and is not yet capable of commercial application. As of the date of this prospectus, we have not entered into any contracts or agreements with potential customers. Because we are a development stage company, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

We have limited sources of liquidity and may not be able to obtain sufficient funding to realize positive cash flows.

        We require substantial capital to pursue our operating strategy and execute our business plan. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity, and for the foreseeable future, our principal source of working capital will be from capital we have raised through private placements of our securities and other external sources.

        Our current monthly operating overhead is approximately $150,000, excluding research and development costs, and we expect that such amount will increase as we expand our operations. In addition, we expect that we will require approximately $1,370,000 to develop our products and to finalize all operating components of our first commercial PID System. Should we require additional capital, we may not be able to obtain funds from external sources in sufficient amounts to fund our business plan.

        We estimate that we could require additional funds to execute our business plan if the test results related to the PID System are not satisfactory. We allowed in our operations plan for numerous trips to the laboratory and field to test the PID System; however, if the PID System fails to perform as expected or at the same level as it did in previous lab tests, we may be required to re-design the PID

System and make several additional trips to the laboratory to fully test the redesigned PID bit and/or related equipment. Further, the PID bit design may not be successful in meeting our objectives. Finally, even if we are able to demonstrate the commercial application of our products, we may require additional capital in the future to produce our products in sufficient commercial quantities in order for us to realize positive cash flows. Any such additional capital may lead to additional dilution of our shareholders. Additionally, it may be difficult for us to raise additional capital in sufficient quantities or at all.

The PID System is a new technology and it may never be accepted in the marketplace.

        Certain aspects of the PID technology have not been used or deployed in an actual oil and gas well. In particular, the latest version of our shot injection system has not been tested on an actual oil and gas well. Market acceptance of our products will largely depend upon our ability to demonstrate the PID System's efficiency, cost effectiveness, safety features and ease of use. We may not be able to demonstrate that the PID System can effectively be deployed on an actual oil and gas well in a safe and cost-effective manner. The use of the PID technology will also depend upon concerted sales efforts by us and our marketing team. The PID System may never be accepted in the market in preference to other competing technologies that currently exist or that may subsequently be developed. If our products are not generally accepted by the marketplace, we may not realize sufficient revenues or cash flow to execute our operations plan and we may be forced to pursue a different strategy or liquidate the company.

In order to enter the oilfield services market, we must successfully complete additional research and development, the cost of which may exceed the amounts we have budgeted in our operations plan. Any such cost overruns could exhaust our available capital and force us to raise additional capital, which capital may not be available or may lead to additional dilution of our shareholders.

        Our primary products must demonstrate satisfactory performance in the laboratory and the field before the products can be introduced to the commercial market. Our operations plan calls for extensive research and development, including a field test of the entire PID System. Poor performance of the PID bit or other components of the PID System could further extend the shop and laboratory testing phase, which would delay the commercialization of the PID System and increase the funds needed to complete our research and development. This would have the effect of slowing our advancement as funds otherwise intended to build new PID Systems and expand our operations may be needed to conduct additional research.

        Regardless of the success of the initial research and development, we will require additional research and development and capital spending to continuously improve our service capabilities and expand our operations. We presently intend to finance a portion of our expansion through the use of bank or lease financing. As such, our inability to obtain such financing on favorable terms, or at all, could delay or prevent us from commercializing our technology. In addition, regardless of the amount of research and development completed by us, our products may never be successful in commercial operations.

We are obligated to make certain royalty payments that will limit our profitability.

        In connection with our acquisition of the PID technology, we agreed to make certain royalty payments to PSI and PSIL. Under our agreement with PSI, we are obligated to pay PSI a royalty on a quarterly basis equal to 18.0% of our earnings before interest, income taxes, depreciation and amortization, or EBITDA, for such quarter until an aggregate of $67,500,000 has been paid to PSI. Under our agreement with PSIL, we are obligated to pay PSIL a royalty on a quarterly basis equal to 2.0% of our EBITDA for such quarter until an aggregate of $7,500,000 has been paid. We have also entered into additional royalty agreements that require us to pay a total of 4.0% of our quarterly gross revenue to certain entities from whom we acquired the PID technology. These royalty obligations will have the effect of limiting our liquidity and our profitability.

We rely on the intellectual property rights we acquired to the PID technology and we may not be able to successfully protect or defend our intellectual property rights. Our competitive position depends to a significant extent on our ability to assert and defend our intellectual property rights in order to restrict other competitors from offering similar services.

        Our success depends on certain patents and patent applications that we purchased from CFLP, CTL, PSI and PSIL, along with other proprietary intellectual property rights we intend to develop. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. The steps we have taken to protect our rights may not be adequate to deter misappropriation of our proprietary information. We also may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, others may develop technologies similar or superior to the PID technology or design around the proprietary rights we own.

        We are also subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If we are unable to successfully enforce our intellectual property rights, or if claims are successfully brought against us for infringing the intellectual property rights of others, such events could cause us to pay substantial damages, cause us to lose a key competitive advantage, force us to conduct additional research to develop non-infringing technology or cause us to have to pursue a different business strategy.

We are currently engaged in litigation that could have a material adverse effect on our liquidity and results of operations.

        PDTI filed a lawsuit in District Court in Harris County, Texas in November 2004 styled Particle Drilling Technologies, Inc. vs. PSI Distribution Incorporated, Harry B. Curlett, Curlett Family Limited Partnership, Ltd., CCore Technology and Licensing, Ltd., Deep Heat Energy Corporation, and Energeo, LP to recover certain tangible and intangible assets that PDTI believes should have been transferred as part of the Acquisition Agreement among PSI, the Curlett Group (as defined below) and the successor company of PDTI. It was pursuant to this acquisition that PDTI acquired its intellectual property rights to the PID technology. In January 2005, PDTI reached a settlement with one of the defendants, PSI Distribution Incorporated ("PSID"), which is the successor entity to PSI, whereby PDTI agreed to hold PSID harmless with regard to this lawsuit in exchange for PSID's agreement to re-affirm and ratify the Acquisition Agreement. Further, PDTI obtained in this settlement any rights, claims and causes of action that PSID may have to pursue damages or to recover assets from the other parties named in the lawsuit.

        On December 6, 2004, PDTI received a response to the above-referenced lawsuit from certain of the defendants, namely Harry B. Curlett, CFLP, CTL and Deep Heat Energy Corporation, which we refer to as the "Curlett Group," in which the Curlett Group asserted a counterclaim against PDTI claiming, among other things, that PDTI (1) owes Mr. Curlett $40,000 plus default interest at 18% per annum under a promissory note and certain fees incurred in connection with collection under the note; (2) committed a breach of contract in connection with the Acquisition Agreement referenced in the preceding paragraph and the closing of that agreement in January 2004; (3) engaged in economic duress and fraud in the inducement in connection with the negotiation and closing of the Acquisition Agreement; and (4) committed fraud in connection with that transaction. The counterclaim requests damages of, among other things, judgment on the $40,000 principal amount of the promissory note plus accrued default interest and costs of collection, actual damages of not less than $10 million for breach of contract and fraud, exemplary damages of not less than $20 million and a declaratory judgment rescinding the Acquisition Agreement.

        By filing this lawsuit, we seek to recover the intellectual property related to the PID technology as it applies to non-oil and gas applications. We believe the counterclaim made by the Curlett Group is without merit. We intend to vigorously pursue our claims in this case and shall vigorously defend the alleged counterclaims by the Curlett Group. Discovery in this litigation is ongoing, however, and our position with regard to the merits of the various claims and defenses may change as additional information is adduced through the discovery process. The outcome of all litigation is inherently uncertain; as a result, we do not know at this time whether or not we will recover any of the intellectual property that we seek to recover in our original petition or if any or all of the remedies requested by the Curlett Group in their counter-claim will be awarded. If the monetary damages requested in this counterclaim were granted in a judgment against us, such damages would severely impair our ability to continue as a going concern. Furthermore, if the request for rescission of the Acquisition Agreement that closed in January 2004 is granted as requested by the counterclaim, such a judgment could have the effect of causing us to lose all intellectual property ownership rights to the PID technology.

We may face intense competition in our industry from companies with a more established reputation and greater financial resources than us.

        The oilfield services industry in which we compete is highly competitive, and most of our potential competitors will have greater financial resources than we do. Many of our potential competitors have been in the oilfield drilling business for many years and have well-established business contacts with exploration and production companies. Competitors may enter markets served or proposed to be served by us, and we may not be able to compete successfully against such companies or have adequate funds to compete effectively.

Risks Related to Our Common Stock

Any trading market that develops in our common stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

        Currently only a limited liquid trading market for our common stock exists. An active trading market for our common stock may not develop. Any trading market that does develop may be volatile, and significant competition to sell our common stock in any such trading market may exist, which could negatively affect the price of our common stock. As a result, the value of our common stock may decrease. Additionally, if a trading market does develop, such market may be highly illiquid, and our stock may trade at a price that does not accurately reflect the underlying value of our net assets or business prospects. On June 28, 2005, the last reported sales price of our common stock on The Nasdaq SmallCap Market was $6.16 per share. In February 2005, we sold unregistered shares of common stock in a private placement for $2.00 per share. The current price of our common stock on the The Nasdaq SmallCap Market exceeds our net asset value per share and the price per share that we recently sold unregistered shares of our common stock in the private placement offering.

A significant portion of our outstanding shares of common stock may be sold in the public market in the near future, which could lower the market price of our stock.

        As of June 28, 2005, we had 24,393,094 shares of common stock issued and outstanding, of which 12,631,538, or approximately 52%, are being registered pursuant to the registration statement containing this prospectus. Sales of substantial amounts of our common stock, or the perception that such sales will occur, may have a material adverse effect on our stock price.

Our stockholders may experience substantial dilution as a result of the exercise of outstanding options and warrants to purchase our common stock.

        In connection with our acquisition of PDTI, we assumed warrants to purchase 228,000 shares of common stock and options issued under PDTI's 2004 Incentive Stock Plan to purchase 3,205,000 shares of common stock. In connection with the private placement of our common stock in February 2005, we granted the placement agent warrants to purchase 1,500,000 shares of our common stock. Since our acquisition of PDTI, we have issued options to purchase an additional 720,000 shares of our common stock. The common stock issuable upon exercise of these options and warrants represents approximately 18% of our outstanding shares of common stock on a fully-diluted basis. The exercise of these options and warrants would result in substantial dilution to our existing stockholders and any sales of these shares of common stock, or the perception that these sales might occur, could lower the market price of our common stock.

We presently do not intend to pay cash dividends on our common stock.

        We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, we anticipate that all earnings, if any, will be retained to finance the future expansion of our company.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) and are forward-looking statements. These statements can be identified by the use of forward-looking terminology including "forecast," "may," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. We and our representatives may from time to time make other oral or written statements that are also forward-looking statements.

        These forward-looking statements are made based upon our management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements as a result of certain factors, including but not limited to dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the results of testing of our products and the availability of capital resources.

        Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements except as required by law.

USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from any sales of shares of our common stock. We will not receive any of the proceeds from any such sale by any selling stockholder. See "Selling Stockholders."

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our shares of common stock are listed on The Nasdaq SmallCap Market under the symbol "PDRT." As of June 28, 2005, the last reported sales price of our common stock on The Nasdaq SmallCap Market was $6.16. As of June 28, 2005, there were 24,393,094 shares of our common stock outstanding that were held of record by 308 persons.

        Prior to June 28, 2005, shares of our common stock were traded on the OTC Bulletin Board. The following table sets forth, for the periods indicated, the range of high and low bid information for our common stock. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Price Ranges
	High	Low
Fiscal Year Ended September 30, 2003
First Quarter	N/A	N/A
Second Quarter	$1.50	$0.05
Third Quarter	$0.10	$0.10
Fourth Quarter	$0.10	$0.10
Fiscal Year Ending September 30, 2004
First Quarter	$0.10	$0.10
Second Quarter	$0.10	$0.10
Third Quarter	$0.10	$0.10
Fourth Quarter	$3.75	$0.10
Fiscal Year Ending September 30, 2005
First Quarter	$4.50	$2.50
Second Quarter	$7.50	$3.10
Third Quarter (through June 28, 2005)	$7.20	$4.55

        Holders of shares of common stock will be entitled to receive cash dividends when, as and if declared by our Board of Directors, out of funds legally available for payment thereof. However, if dividends are not declared by our Board of Directors, no dividends shall be paid. We have not paid any dividends on our common stock since our inception.

        We do not anticipate that any cash dividends will be paid in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, we anticipate that all earnings, if any, will be retained to finance our future expansion. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the shares offered by this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and accompanying footnotes. For the purposes of this selected consolidated financial data, our acquisition of PDTI has been accounted for as reverse acquisition, which is equivalent to the issuance of stock by PDTI for our net monetary assets, accompanied by a recapitalization. Accordingly, the selected consolidated historical financial data is that of PDTI. The selected consolidated statements of operations data for the period from June 9, 2003 (date of inception) to September 30, 2003 and for the year ended September 30, 2004 and the selected consolidated balance sheet data as of September 30, 2003 and 2004 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations for the six months ended March 31, 2004 and 2005 and the selected consolidated balance sheet data as of March 31, 2005 have been derived from the unaudited consolidated financial information included in this prospectus. The unaudited consolidated financial information includes all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the results of operations for the six month period ended March 31, 2004 and 2005. Historical results are not necessarily indicative of the results to be expected in the future.

	Period from June 9, 2003 (date of inception) to September 30, 2003
			Six Months Ended March 31,
		Year Ended September 30, 2004
			2004	2005
Consolidated Statements of Operations Data:
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	39,626	621,752	124,421	990,403
General and administrative	503,158	2,683,024	1,102,282	1,113,987

Total operating expenses	542,784	3,304,776	1,226,703	2,104,390

Loss from operations	(542,784)	(3,304,776)	(1,226,703)	(2,104,390)
Other income (expenses):	—	(26,224)	(7,462)	61,915

Net loss	$(542,784)	$(3,331,000)	$(1,234,165)	$(2,042,475)

Net loss per common share, basic and diluted	$(0.07)	$(0.25)	$(0.11)	$(0.10)

Weighted average number of common shares outstanding, basic and diluted	7,741,646	13,364,183	11,429,785	19,912,443

	As of September 30,
			As of March 31, 2005
	2003	2004
Consolidated Balance Sheet Data:
Cash and cash equivalents	3,502	20,363	14,103,334
Working capital surplus (deficit)	(5,575)	(1,301,027)	13,278,283
Total assets	362,033	1,570,585	16,315,532
Long-term debt, including current portion	—	31,092	26,154
Total stockholders' equity	69,120	118,459	15,376,950

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Disclosure Regarding Forward-Looking Statements" or in other parts of this prospectus. We undertake no obligation to update any forward-looking statements except as required by law.

Overview

        On January 14, 2005, we acquired Particle Drilling Technologies, Inc., a privately-held Delaware corporation ("PDTI"). As a result of this acquisition, our company, which previously had no material operations, acquired the business of PDTI and we are now engaged in the development of the PID System, a patented system utilizing a specially designed "fit for purpose" drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures for use in the oil and gas drilling industry.

        We are a development-stage company and have a limited operating history. Our predecessor company for financial reporting purposes was formed on June 9, 2003 to acquire the PID technology. We are still developing this technology, and to date, we have not generated any revenues from our operations. As we continue to execute our operations plan, we expect our development and operating expenses to increase.

        Research and development.    We have made and expect to continue to make substantial investments in research and development in order to develop and market our technology. Research and development costs consist primarily of general and administrative and operating expenses related to research and development activities. We expense research and development costs as incurred except for property, plant and equipment related to research and development activity that have an alternative future use. Property, plant and equipment for research and development that have an alternative future use are capitalized and the related depreciation is expensed as research and development costs.

        General and administrative.    General and administrative expenses consist primarily of salaries and benefits, office expense, professional services fees, and other corporate overhead costs. We anticipate increases in general and administrative expenses as we add personnel as a result of our becoming subject to reporting obligations applicable to publicly-held companies in January 2005 and as we continue to develop and prepare for commercialization of the PID System.

Results of Operations

Comparison of Six Months Ended March 31, 2005 with Six Months Ended March 31, 2004

        Research and development.    Research and development expenses were $990,403 and $124,421 for the six months ended March 31, 2005 and 2004, respectively, representing an increase of $865,982. We did not purchase the PID technology until the quarter ended March 31, 2004 and had limited liquidity to fund the development of the PID technology during the six months ended March 31, 2004. Depreciation expense on research and development property and equipment was $86,048 for the six months ended March 31, 2005 compared to $29,303 for the six months ended March 31, 2004. The increase of $56,745 was due to the purchase of the PID technology in January 2004.

        General and administrative.    General and administrative expenses were $1,113,987 and $1,102,282 for the six months ended March 31, 2005 and 2004, respectively, representing an increase of $11,705.

Salaries and related expenses increased $404,373 during the six months ended March 31, 2005 compared to the six months ended March 31, 2004. The increase was primarily due to: (1) our former President and CEO, Prentis B. Tomlinson, and our current CFO, J. Christopher Boswell, did not receive a salary until April 2004; and (2) the issuance of stock-based compensation in December 2004 with a fair value of $161,800 related to the hiring of our new interim President and CEO, John D. Schiller. We have also increased the number of our employees since March 31, 2004. Stock-based compensation expense related to non-employees decreased $382,331 during the six months ended March 31, 2005 compared to the same period during 2004. This decrease was primarily as a result of our limited liquidity during the early stages of development that resulted in our company issuing more stock-based compensation during the six months ended March 31, 2004. Depreciation expense increased $24,741 during the six months ended March 31, 2005 compared to the same period during 2004 as result of purchasing the PID technology in January 2004. Other miscellaneous expenses during the six months ended March 31, 2005 decreased $35,078 compared to the six months ended March 31, 2004, primarily due to a decrease in travel expenses following the resignation of our former CEO and President, Prentis B. Tomlinson, in December 2004.

        Other Income.    Other income was $72,367 and $0 for the six months ended March 31, 2005 and 2004, respectively. During the six months ended March 31, 2005, interest income was $45,377 and gains on debt extinguishment were $26,990. Interest income was due to the interest earned on the investment of funds received in our private placement in February 2005. We received gross proceeds of $18 million in connection with that private placement. Gains on debt extinguishment were due to settlements on a note payable and an account payable that were related to the liabilities we assumed in connection with our acquisition of the PID technology.

Comparison of Year Ended September 30, 2004 with the Period from June 9, 2003 (date of inception) to September 30, 2003

        Research and development.    Research and development expenses were $621,752 and $39,626 for the year ended September 30, 2004 and for the period ended September 30, 2003, respectively, representing an increase of $582,126. The increase was principally due to: (1) the short term of our existence during fiscal year 2003; (2) the acquisition of our core technology during fiscal year 2004; and (3) depreciation expense related to research and development equipment of $109,376 during fiscal year 2004. In January 2004, we acquired the PID technology and began design work on the PID bit and the PID System. During fiscal year 2004, we also moved our operating facility from Cody, Wyoming to Houston, Texas.

        General and administrative.    General and administrative expenses were $2,683,024 and $503,158 for the year ended September 30, 2004 and for the period ended September 30, 2003, respectively, representing an increase of $2,179,866. The increase was primarily due to the short term of our existence during fiscal year 2003. During fiscal year 2004, we issued common stock valued at approximately $974,000 for services primarily connected with placement agent and advisory services.

Liquidity and Capital Resources

        Since inception on June 9, 2003 through March 31, 2005, we have financed our operations through private sales of our equity and the issuance of convertible notes payable. Our principal sources of liquidity are cash and cash equivalents. As of March 31, 2005, we had $14,103,334 of cash and cash equivalents on hand. Cash requirements through the end of the fiscal year 2005 are primarily to fund research and development activities and to continuously improve our service capabilities and expand our operations. We believe we have sufficient resources to meet our working capital and capital expenditure requirements for at least the next 12 months; however, our continued existence depends on the successful development of the PID technology and our ability to successfully commercialize this technology. In addition, our liquidity will be restricted in the future as a result of our obligation to make certain royalty payments based on our future revenues and EBITDA, if any, as described below under "—Off-Balance Sheet Arrangements."

        On February 9, 2005, we sold 9,000,000 shares of our common stock at $2.00 per share in a private placement from which we received gross proceeds of $18,000,000. We paid commissions to our placement agent in the amount of $600,000 and reimbursed their legal fees related to the offering. In connection with this private placement, we issued ten year warrants to persons associated with the placement agent to purchase 1,500,000 shares of our common stock in the aggregate at $2.00 per share. In addition, we used $1,500,000 of these proceeds to repurchase 3,000,000 shares of our common stock from Prentis B. Tomlinson (PDTI's former President and Chief Executive Officer until December 2, 2004). These shares were purchased as treasury stock and recorded at cost.

        The net cash used in operating activities from June 9, 2003 (date of inception) to September 30, 2004 was $1,965,257, which is primarily attributable to our net loss from June 9, 2003 (date of inception) to September 30, 2004 of $3,873,784, of which $3,331,000 was incurred during fiscal year 2004. The net cash used for operating activities during fiscal year 2004 and the period ended September 30, 2003 was $1,714,691 and $250,566, respectively. The difference was primarily due to our being in operation for only four months for the period ended September 30, 2003. During fiscal year 2004, we began developing the PID technology that we acquired in January 2004 and incurred $621,752 in expenses related to research and development and $2,683,024 related to general and administrative costs. During fiscal year 2004, we had $109,376 in depreciation expense related to research and development property and equipment which decreased cash outflow for research and development costs. The non-cash activities that decreased general and administrative costs were $1,106,677. The non-cash activities were attributable to depreciation expense on office equipment and patents of $38,033, compensation expense for non-employees of $973,830, employee compensation expense of $50,814, and a short-term note that was exchanged for services of $44,000. The change in working capital during fiscal year 2004 decreased operating cash use by $400,256. The decrease was primarily due to an increase in accounts payable of $362,527 during the period. The change in working capital for the period ended September 30, 2003 decreased operating cash outflow by $262,218. The decrease was primarily due to an increase in accounts payable and accrued liabilities of $269,718.

        Net cash used in investing activities for the period from June 9, 2003 (date of inception) to September 30, 2004 was $618,577. The net cash used for investment activities during the fiscal year 2004 and the period ended September 30, 2003 were $267,546 and $351,031, respectively. During fiscal year 2004, we used $185,468 for legal fees related to patents acquired and patent filing fees. We had extended credit in the amount of $300,783 to ProDril Services, Inc. ("PSI") from June 9, 2003 (date of inception) to September 30, 2004 as part of an agreement to purchase the PID technology and related equipment, of which $276,336 was loaned during the period ended September 30, 2003. During fiscal year 2004, we acquired the PID technology and related equipment in a non-cash transaction where we received equipment with a fair value of $479,610 and assumed total liabilities of $1,237,402. We recorded an intangible asset of $757,792 for the difference in the total liabilities assumed and the fair value of the equipment received. The $300,783 note receivable due from PSI was a portion of the liability assumed, and therefore treated as consideration for the PID technology and related equipment.

        Net cash provided by financing activities for the period from June 9, 2003 (date of inception) to September 30, 2004 was $2,604,197. The net cash provided by financing activities for the fiscal year ended September 30, 2004 and the period ended September 30, 2003 was $1,999,098 and $605,099, respectively. During fiscal year 2004, we received net proceeds of $1,746,196 and $553,500 from the issuance of our common stock and convertible notes, respectively. We used $277,403 to repay notes payable and $23,195 to repay borrowings under a loan agreement with related parties, Prentis B. Tomlinson (PDTI's former CEO and President until December 2, 2004), and an affiliate of Prentis B. Tomlinson. For the period ended September 30, 2003, we received net proceeds of $581,904 from the issuance of our common stock and $23,195 under loan agreements with related parties as mentioned above (also, see "—Related Party Transactions" below for further information).

        Our contractual obligations at September 30, 2004 are set forth in the table below. Our long-term debt obligation is related to equipment that was financed for a three year period, beginning July 2004, and is secured by the same equipment. Our operating lease obligations consist of our office and commercial operating facility that are both located in Houston, Texas. Our previous office lease located at 808 Travis Street, Suite 850, Houston, Texas expired in February 2005, and we continued to lease our office space on a month to month basis until June 2005. The original commercial operating lease terminated June 1, 2005 and was amended on that date to extend the lease termination date to June 30, 2006. The monthly lease obligation under the amended lease terms increased from $4,500 to $4,800 per month.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligation (including current portion)	$31,092	$10,891	$20,201	$—	$—
Operating Lease Obligations	62,025	62,025	—	—	—

Total	$93,117	$72,916	$20,201	$—	$—

        In March 2005, we entered into a five year lease agreement in connection with our new office space. In June 2005, we moved our office facility that was located at 808 Travis Street, Suite 850, Houston, TX 77002 to 1021 Main Street, Suite 2650, Houston, TX 77002. We have delivered to the lessor a security deposit of $350,000 in the form of an irrevocable letter of credit. The terms of this lease agreement commenced on June 16, 2005. The leased office facility has been divided and subleased to an affiliated company of John D. Schiller, Jr., our interim President and Chief Executive Officer. Our future annual minimum lease payments are $173,517. The future annual minimum rental income associated with the sublease agreement is $88,025.

Off-Balance Sheet Arrangements

        In connection with the acquisition of the PID technology in January 2004, PDTI entered into a Royalty Agreement with PSI whereby PDTI is obligated to pay PSI a royalty on a quarterly basis equal to 18% of its earnings before interest, income taxes, depreciation and amortization ("EBITDA") until an aggregate of $67,500,000 has been paid. PDTI also entered into a Royalty Agreement in January 2004 with PSIL whereby PDTI is obligated to pay PSIL a royalty on a quarterly basis equal to 2% of its EBITDA until an aggregate of $7,500,000 has been paid. In addition, PDTI is obligated to pay CCORE, PSI and PSIL a royalty equal to 1.6%, 1.2% and 1.2%, respectively, of PDTI's quarterly gross revenue. As of September 30, 2004, PDTI had no revenues or EBITDA; therefore no royalties have been paid or accrued as of September 30, 2004. As a result of our acquisition of PDTI, we are now obligated to make these royalty payments based on our future revenue and EBITDA, if any.

Related Party Transactions

        In 2003, PDTI entered into a revolving loan agreement with an affiliate of Prentis B. Tomlinson, PDTI's former President and Chief Executive Officer and a director of PDTI until December 2, 2004. The agreement was created initially to provide PDTI access to funds to carry out daily management activities in the normal course of business and to provide financial support to PSI until such time as the acquisition of certain assets and liabilities of PSI could be completed. The terms of the agreement allow for the right to offset. At September 30, 2003, the affiliate of Mr. Tomlinson owed PDTI $318,744 and PDTI owed the affiliate of Mr. Tomlinson $322,172 for a net amount due to the affiliate of $3,428.

In July 2004, the affiliate of Mr. Tomlinson owed PDTI $381,789 and PDTI owed the affiliate of Mr. Tomlinson $325,006 for a net amount due from the affiliate of $56,783. During July 2004, PDTI purchased various office furniture, fixtures and equipment with a fair market value of $63,356 from the affiliate of Mr. Tomlinson by offsetting the balance owed to PDTI under this revolving loan agreement. In addition to the office furniture, fixtures and equipment, PDTI assumed a property tax liability of $6,573. As a result of these transactions, the revolving loan agreement was extinguished in July 2004.

        During the period from June 9, 2003 to September 30, 2003, Prentis B. Tomlinson advanced PDTI $19,767. During fiscal year 2004, PDTI paid Mr. Tomlinson the entire balance owed.

        In March 2004, PDTI entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP") to assist in providing investment banking and other financial advisory services. One of the principals of CMCP was a director of PDTI at September 30, 2004. In connection with the advisory agreement, PDTI issued 5,000,000 shares of its common stock to CMCP and various affiliates of CMCP. PDTI is also required to pay CMCP a monthly advisory fee of $9,500 commencing on the date of signing a merger agreement with a public company and continuing for two years following the merger. PDTI signed a merger agreement with MedXLink, Corp, a public company, on July 14, 2004.

        We believe that all of the transactions described above were negotiated on an arm's length basis and that the terms of each transaction were at least as favorable to PDTI as those that could have been obtained from an unaffiliated third party.

        For more information on these transactions, please read "Certain Relationships and Related Party Transactions."

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements.

        Reverse Acquisition.    We treat our acquisition of PDTI as a reverse acquisition. Pursuant to the guidance in Appendix B of SEC Accounting Disclosure Rules and Practices Official Text, the "merger of a private operating company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with the shareholders of the former public shell continuing only as passive investors. These transactions are considered by the staff to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization". Accordingly, the reverse acquisition has been accounted for as a recapitalization. For accounting purposes, PDTI is considered the acquirer in the reverse acquisition. The historical financial statements are those of PDTI. Earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by the acquiring company.

        Impairment of Long-Lived Assets.    We review long-lived assets and certain identifiable assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, further impairment analysis is performed. An impairment loss is measured as the amount by which the carrying amount exceeds the fair value of assets.

        Stock-Based Compensation.    In December 2004, the FASB issued a revision to SFAS No. 123, Share-Based Payment. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued. This statement is effective for new awards and those modified, repurchased or cancelled in interim or annual reporting periods beginning after June 15, 2005. We have adopted this standard and the effects of the early adoption did not have a material impact on our consolidated financial statements.

        Research and Development.    The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities acquired or constructed for research and development activities that have no alternative future uses are considered research and development costs and are expensed at the time the costs are incurred.

Changes in Certifying Accountants

        On March 29, 2005, the Audit Committee of our Board of Directors, approved the dismissal of Chisholm, Bierwolf & Nilson ("CBN") as our independent registered public accounting firm.

        CBN's reports on our financial statements for the fiscal years ended September 30, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor have they contained any qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2003 and 2004, and through March 29, 2005, we have had no disagreements with CBN on any matters of accounting principles or practice, financial statement disclosure, or auditing scope of procedure, which if not resolved to CBN's satisfaction, would have caused CBN to address such disagreement in connection with its report.

        On March 29, 2005 the Audit Committee of our Board of Directors engaged UHY Mann Frankfort Stein & Lipp CPAs, LLP ("Mann Frankfort") to serve as our independent registered public accounting firm. During the fiscal years ended September 30, 2003 and 2004, and through March 29, 2005, we did not consult with Mann Frankfort regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. Mann Frankfort served as the independent registered public accounting firm of PDTI, which we acquired on January 14, 2005.

BUSINESS

        Particle Drilling Technologies, Inc., a Nevada corporation, is a holding company organized on June 14, 2002 and was formerly known as MedXLink Corp. We changed our name to Particle Drilling Technologies, Inc. on January 25, 2005, following the merger on January 14, 2005 of our wholly-owned subsidiary with and into Particle Drilling Technologies, Inc., a Delaware corporation, which we refer to as "PDTI."

        PDTI was formed in March 2004 for the purpose of raising capital and to acquire Particle Drilling, Inc., a Texas corporation. Particle Drilling, Inc. (formerly known as ProDril Acquisition Corp.) was formed in June 2003 for the purpose of acquiring certain of the assets, patents and other intellectual property, and certain liabilities related to the Particle Impact Drilling technology, which we refer to as the "PID technology." Particle Drilling, Inc. was merged with and into PDTI in June 2004.

        The patented PID System utilizes a specially-designed "fit for purpose" drill bit fitted with jetting nozzles and polycrystalline diamond compact cutting structures. We refer to this bit as the "PID bit." The nozzles in the PID bit serve to accelerate hardened steel shot entrained with ordinary drilling mud to fracture the formation ahead of the bit. The steel shot flows back up the wellbore annulus along with the drilling fluid and formation cuttings to the surface where the PID System separates and re-circulates the shot as part of a fully closed loop system. The PID System is primarily operated utilizing hydraulic energy that is standard on drilling rigs typically used today in combination with the PID System equipment. Each particle is driven into the rock formation at a high velocity and delivers forces many times greater than the compressional strength of the rock, even in formations that exist in the subsurface at elevated hardness and stress. Depending on the volume of shot introduced into the drilling mud, the number of shot strikes on the formation is in excess of four million per minute, thereby yielding a higher rate of penetration than conventional roller cone rock bits.

        By comparison, conventional drilling methods using roller cone rock bits rely on mechanical energy created by the weight and torque applied to a bit, and the amount of total rotational mechanical energy available on drilling rigs is limited. The result is that the bit gouges out smaller volumes of rock as the compressional strength of the rock increases with depth and pressure; whereas we believe the volume of rock excavated by the PID System is less affected by rock hardness or depth.

        The PID System is designed to entrain, circulate, and recover steel shot in the mud system without allowing the shot to circulate through the rig pumps. The PID System is designed as a mobile service that will be provided to the oil and gas operator as part of the normal drilling process and is configured to service a well in progress with minimal interference. We are continuing the development of our PID bit and latest shot injector to complement the PID System.

        The PID System is expected to result in increased bit life, longer footage runs and higher rates of penetration than conventional drilling methods. The rate of penetration gains generated by the PID System are expected to result in operators paying less variable drilling costs (e.g., rig time, labor, fuel, bits, rentals), which are purchased as part of the ordinary drilling cycle. As a result, we believe the PID System can reduce drilling costs and improve finding costs and overall economics to the oil and gas drilling industry in certain geologic basins. For example, we believe the PID System can possibly reduce drilling days from 30 to 10 days based on a rate of penetration increase of three times relative to conventional drilling methods, resulting in 20 days worth of savings to be shared by us and the operator.

Our Business Strategy and Plan of Operation

        We believe the PID System is near the final stages of development and intend to spend approximately $1.37 million to finalize all operating components of our first commercial PID System, which we believe will be available for commercial application in the second half of calendar year 2005.

Our operations plan for fiscal year 2005 is expected to include: (1) additional development and testing of the injector at our operating facility in Houston, Texas; (2) continued evaluation of the PID bit at TerraTek, if necessary; (3) testing of the entire PID System at the Gas Technology Institute's Catoosa Drilling facility in Tulsa, Oklahoma; (4) begin negotiations of commercial contracts with potential customers once we believe the entire PID System will perform reliably; (5) implementation of the PID System on a drilling oil or gas well; and (6) hiring and training of additional personnel.

        We believe the previous testing, both in the shop and the field, has demonstrated that the shop trap, PID System instrumentation and other components of the surface equipment are functional and are capable of operating as intended. Additionally, following our recent testing of the PID bit which occurred during the last two weeks of March 2005 and the second week of June 2005, we believe the PID bit is capable of being utilized in several commercial applications.

        Our initial target customers will be oil and gas operators drilling onshore wells in geologic basins of the U.S. and Canada known to have hard rock and/or highly abrasive formations. We will initially focus our marketing and sales efforts on operators with multi-well drilling programs centered in a single U.S. basin. Additionally, we will target customers that exhibit a willingness to embrace emerging technologies and have the financial resources to tolerate the perceived risk associated with utilizing new drilling technologies. As of the date of this prospectus, we have not entered into any contracts or agreements with potential customers.

        We expect to deliver value to our customers as a specialty service provider using patented technology and high quality field personnel. Based on the experience of our management team in the oilfield services industry and the exploration and production industry, we believe that currently no other company attempts to deliver a comparable drilling service utilizing technology that is similar to the PID System and that is targeted to serve the hard rock drilling market. Instead, we believe drill bit and drilling mud manufacturers generally design and sell products for hard rock environments that are based on conventional drilling technology.

        We expect to operate in a fashion more comparable to a directional drilling or well stimulation service provider in which we will provide our system and field personnel who will work with the rig crews to operate our system as an integral component of the drilling operation, and we will offer our services on a gain sharing basis whereby the cost saved as a result of using the PID System will be split between us and the operator. The PID System is expected to result in increased bit life, longer footage runs and much higher rates of penetration, thereby significantly reducing drilling costs and improving finding costs and overall economics to the oil and gas drilling industry in certain geologic basins. While this gain sharing model will initially be the preferred way to gain market share, we believe that equal or greater returns can be achieved through a more traditional dayrate or fixed fee structure. Initially, we intend to utilize the revenue model most preferred by our potential customer base so long as satisfactory returns are realized.

        In order to drive market acceptance, we expect to eventually offer a more typical oil field service pricing structure that would result in margins similar to or better than the gain sharing model. These operating contracts will charge a fixed hourly rate and fees based on consumables such as the drill bits and the steel shot. We recognize that some oil and gas companies will only accept fixed pricing, especially in international operations dealing with tenders and government partners. Additionally, this contracting strategy will facilitate working where exploration wells and development wells do not have ample offset drilling data on which to establish a performance baseline.

Our Industry

        U.S. Gas Market Overview—The U.S. natural gas markets have seen a robust pricing environment since 2002. According to a recent report by the Energy Information Administration, rig utilization growth is increasing, however production remains flat. Even with increased drilling, most onshore and offshore basins are experiencing a decline in production rates. Only the Rocky Mountain basins are showing an increase in production in recent years. Demand for gas and oil continues to be strong in the intermediate term and possibly beyond, underlying the need for additional reserves and efficiencies that will allow reserves to be replaced economically.

        As of June 17, 2005, the Baker Hughes U.S. land rig count was at 1,240, an 18% increase from a year earlier. We believe that the capacity constrained U.S. land rig market will continue to experience dayrate price increases over utilization. As a result, we believe North American land drillers and related service providers will continue to be some of the biggest beneficiaries of the strengthening oil and gas price environment.

        Longer Term Outlook—We believe that U.S. oil and gas production will continue to decline and that extensive capital investment in the domestic drilling industry will be necessary to keep pace with a growing demand for oil and gas. We also believe the declining production in known basins in the U.S. indicates that operators need less costly methods to drill for remaining oil and gas reserves.

        According to Standard & Poor's, many forecasters predict that by 2010, U.S. demand will grow to 30 trillion cubic feet of gas, or "Tcf," reflecting the nation's highly technological standard of living. The Energy Information Administration predicts that by 2020, the U.S. will need 50% more natural gas and 33% more oil to meet projected demand. As for supplies, in 2001 North America was the world's largest producer of natural gas, accounting for 30% of global supply. However, natural gas production in the U.S. peaked at 19.3 Tcf in 1997, and has been struggling to maintain those levels ever since.

        The Drilling Industry—We do not believe the current conventional drilling process using traditional rotary rig equipment and roller cone drill bits has fundamentally changed in a significant manner since the first commercial applications of the equipment by the Hughes Tool Company in the 1920s. Although horizontal drilling and other innovations in the way these drilling systems are used have greatly increased well productivity, gains in rates of penetration and absolute drilling efficiency were limited until 1989. At that time, fixed cutter polycrystalline diamond compact bits, or "PDC bits," became a functional alternative to roller cone bits for a limited segment of the drilling market. This technology was focused on wells drilled in softer formations as PDC bits could achieve higher rates of penetration and longer run times, both of which achieved appreciable cost savings by reducing drilling time. The industry has adopted PDC bits for these specific applications although a PDC bit can cost three to eight times as much as a comparable roller cone bit.

        Despite the increased effectiveness of the PDC bit, we believe roller cone applications still represent the bulk of drill bit applications. In the last few years, gains in rates of penetration and bit durability in hard rock formations have only been incremental in nature. Today we believe that PDC bits have only captured approximately 30-40% of the overall bit market because they are not effective in all formations and some wells cannot justify their cost. Roller cone bits (non-PDC bits) have not seen comparable efficiency gains in rates of penetration. The innovations to roller cone bits have been in metallurgy, design, lubrication and bearing life which have resulted in incremental or modest improvements in roller cone bit durability. We believe that operators and drilling engineers are actively seeking ways to improve rates of penetration in roller cone bit applications, typically being hard rock and abrasive formation environments, and are very receptive to using promising new technologies.

The PID System

        Particle Recovery System—The PID System utilizes a mobile circulation delivery and recovery system capable of operating with conventional drilling rigs. Our system is designed to entrain, circulate, and recover the steel shot without allowing the shot to pass through the rig pumps. Previous particle abrasive drilling systems did not have the ability to circulate, separate, and re-circulate the abrasive or abrading particles and the material passed through the normal rig pumps. An example is the system known as "Abrasive-Jet Drilling" used by Gulf Research and Development Co., a division of Gulf Oil

Corporation, in the 1960's and 1970's. Gulf made a number of significant advances in the technology of delivering particles under pressure for the purpose of increasing rate of penetration, which aided us in the development of the PID System. Basically, the Gulf system used fine particle abrasives to scrape, scour, gouge or abrade the formations in order to remove it. This technology requires very high surface pressures up to 11,000 psi in order to give the small particle the velocity to abrade the formation ahead of the drill bit. More information on the Gulf research is provided below under "—Historical Development of the PID Technology."

        Rig Integration—The PID System is designed to connect to and service an operational well in progress with minimal interference to normal drilling operations. All PID System equipment is either mounted on trucks or trailers and we expect that the system can be installed on a rig during a scheduled bit trip. A good portion of the PID System may be mobilized and rigged up offline so as not to interfere with the drilling operation in progress. Subject to making the necessary trips to replace the bit, the PID System can be used to drill continuously or intermittently as desired by the well operator. Once the operator is finished with the PID System, we expect that it can be taken offline in one to two hours and demobilized with no further interference with the drilling operation. We believe this operational transparency is extremely important for industry acceptance of the PID System.

        PID Bit—We are continuing the development of our fit-for-purpose PID bit. The PID bit is an 8.5 inch diameter fixed-cutter bit design with a polycrystalline diamond compact ("PDC") cutting structure. Eight series of full scale tests were conducted at TerraTek Drilling Laboratory ("TerraTek"), an independent drilling research and testing facility located in Salt Lake City, Utah during the period from July 2002 through February 2003. These tests indicated that the PID bit and PID System achieved penetration rates ranging from two to four times faster than current conventional methods in hard rock conditions similar to our target market. Our target markets are drilling intervals where hard and/or abrasive formations result in penetration rates averaging ten feet per hour or less. Additional testing at TerraTek was recently completed in March and early June of this year.

        In March, 2005, we conducted a series of 11 full scale tests on two versions of the 4-nozzle PID bit: (1) a high volume PID bit and (2) a low volume PID bit. The high volume PID bit is designed to operate with 600 or more gallons per minute ("GPM") of total fluid, including up to 15 GPM of shot. The low volume PID bit is aimed at reducing horsepower requirements during drilling operations, and is designed to operate with 400 to 450 GPM of total fluid, including up to 15 GPM of shot. Test results of the high volume PID bit during March performed in-line with our expectations. In particular, this PID bit demonstrated superior rate of penetration performance and bit/cutter durability versus the previously tested 3-nozzle PID bit. Tests of the low volume PID bit indicated that the center nozzle of the bit was undersized. This resulted in lack of shot to the center hole and large-sized cuttings from the rock ring which caused the testing to end prematurely.

        From June 6 through June 14, 2005, we conducted another series of 11 full scale tests at TerraTek on three versions of the PID bit: (1) a modified version of the high volume PID bit, (2) a modified version of the low volume PID bit, and (3) a next generation high volume PID bit. Design changes were made based on data collected during the March tests in order to improve shot distribution by modifying nozzle diameters and placement. All three bits exhibited extremely consistent drilling performance throughout a number of separate tests including shot rates of 12, 14 and 16.5 GPM, with bit weights varying at 5,000, 10,000 and 15,000 pounds. During this testing phase, we were able to determine that overall penetration rates for all three bits met or exceeded our expectations. In general, penetration rates for the modified high volume PID bit and the next generation high volume PID bit demonstrated a greater than 10% improvement over the high volume PID bit we tested in March. Further, we successfully tested the modified low volume PID bit that we were unable to test reliably in March. The penetration rate of the modified low volume PID bit consistently performed as well as or better than the next generation high volume PID bit, and consistently exceeded performance of the original high volume PID bit and the modified high volume PID bit.

        We are now preparing to build several PID bits for testing the entire PID System at the Gas Technology Institute—Catoosa field test site near Tulsa, Oklahoma currently scheduled for July 18th of this year.

        Operation System Development—The prototype injection system, control system and other necessary surface equipment associated with the PID System have been developed and successfully tested in the field on an actual oil and gas well at the U.S. Federal Government's Rocky Mountain Oil Field Testing Center, or "RMOTC," and in multiple shop tests. Improvements to the injector system have recently been developed to increase its operating range, volume capacity and efficiency. The latest version of the injector system has not been tested on an actual oil and gas well. The additional components to the injection/operation system are being further tested and performance evaluated at our operating facility in Houston, Texas. As discussed above, we plan to further field test and evaluate the entire PID System at the Gas Technology Institute's Catoosa Drilling facility near Tulsa, Oklahoma. If the field tests provide the anticipated results, we believe the PID System will be ready to be introduced to the commercial market. We expect that we will continue to identify and implement additional design improvements and efficiencies as we gain more experience with the PID System.

        Acquisition of Patents and Licenses.    PDTI acquired the intellectual property and certain assets and assumed certain liabilities underlying the PID technology in January 2004 pursuant to certain acquisition agreements in which PDTI agreed to (1) purchase certain of the assets and assume certain of the liabilities of PSI and PSIL related to the PID technology, (2) purchase certain patents related to the PID technology from CFLP, (3) acquire certain technology licenses from CTL, (4) continue the funding of initial research and development expenses with respect to the technology acquired, and (5) take steps towards the commercialization of the PID technology.

        Pursuant to our agreement with CFLP, PDTI acquired from CFLP their entire right, title and interest throughout the world in and to patents related to the PID technology, including all CFLP inventions, patent and provisional patent applications, specifically including, but not limited to:

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  U.S. Patent No. 6,386,300, issued May 14, 2002, entitled "Formation cutting method and system."

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  U.S. Patent No. 6,581,700, issued June 24, 2003, entitled "Formation cutting method and system."

        Since we acquired the PID technology, the provisional patent applications have expired and we have replaced them with ordinary patent applications covering substantially the same matters, which patent applications are currently pending.

        In addition to the inventions embodied in the CFLP patents described above, we also acquired from CFLP, among other things, other patent applications that are pending and certain proprietary know-how pertaining specifically to the PID technology.

        The patent assignment from CFLP is subject to (1) a license for non-oil and gas use of the technology from us to CFLP and (2) such licenses as shall be reasonably requested by CFLP relating to non-oil and gas applications. CFLP also sold and assigned to us all of CFLP's foreign rights to the invention disclosed in said patent, in all countries of the world, including the right to file applications and obtain patents under the terms of the International Convention for the Protection of Industrial Property, and of the European Patent Convention, and further agreed to execute any and all patent applications, assignments, affidavits, and any other papers in connection therewith necessary to perfect such patent rights.

        In connection with the acquisition of the PID technology in January 2004, PDTI entered into a Royalty Agreement with PSI whereby PDTI is obligated to pay PSI a royalty on a quarterly basis equal to 18% of its earnings before interest, income taxes, depreciation and amortization ("EBITDA") until an aggregate of $67,500,000 has been paid. PDTI also entered into a Royalty Agreement in January 2004 with PSIL whereby PDTI is obligated to pay PSIL a royalty on a quarterly basis equal to 2% of its EBITDA until an aggregate of $7,500,000 has been paid. In addition, PDTI is obligated to pay CCORE, PSI and PSIL a royalty equal to 1.6%, 1.2% and 1.2%, respectively, of PDTI's quarterly gross revenue. As a result of our acquisition of PDTI, we are now obligated to make these royalty payments based on our future revenue and EBITDA, if any. These royalty payments will have the effect of limiting our liquidity and adversely affecting our profitability.

        We refer to the acquisition of the patents and technology described above as the "Technology Acquisition."

        PDTI filed a lawsuit in November 2004 against PSI Distribution Incorporated, which we refer to as "PSID" (formerly PSI), CFLP, CTL, DHEC and Curlett to recover certain tangible and intangible assets that PDTI believes should have been transferred as a part of the Technology Acquisition. In January 2005, PDTI reached a settlement with PSID whereby PDTI agreed to hold PSID harmless with regard to this lawsuit in exchange for PSID's agreement to re-affirm and ratify the Acquisition Agreement that was executed by the parties in connection with the Technology Acquisition. Further, PDTI obtained in this settlement any rights that PSID has to pursue damages or to recover assets from the other parties named in the lawsuit. For additional information regarding this lawsuit see "—Litigation" set forth below.

Historical Development of the PID Technology

  Abrasive Jet Drilling by Gulf Research and Development Co. ("Gulf")

        1964—Concept first field-tested by Gulf using 20/40 mesh size sand particles to enhance drilling rates of penetration. Gulf's first field test was conducted in 1964 and their third and final test was conducted in 1969. Sand particles were used in the first field test and sand-sized steel grit was used in the last two field tests.

        1969—Gulf demonstrated rate of penetration gains up to 6.5 times faster than conventional drilling and achieved a 100% increase in bit life.

        1970—Gulf determined that several costly equipment development programs were needed to solve erosion problems to pumps, tubulars and other surface equipment and to solve control of fine solids build-up in the mud.

        1973—Gulf's research center in Bedford, Pennsylvania was destroyed by fire and the Abrasive Jet Drilling project was terminated.

  Particle Impact Drilling

        1999—PSI began to experiment with particle drilling technology patterned largely after Gulf's abrasive jet drilling.

        2000—PSI studied the use of larger shot particles in the particle drilling process. As compared to the abrasives used by Gulf, the increased particle mass results in increased impact energy, which causes fracturing of the formation rather than abrasion, and the larger shot is more easily removed from the mud stream than the finer abrasive material. PSI studied the use of additional surface equipment necessary to entrain and remove the particles at the surface.

        2001 - 2002—PSI designed, constructed and tested an injector used to entrain the shot into the drilling mud at a point downstream of the mud pumps, thereby eliminating one of the primary technical issues identified in Gulf's testing. PSI also designed, engineered, developed and tested a shot recovery system to extract the shot from the mud once it reaches the surface with the formation cuttings.

        The PID System was field tested at RMOTC. Three different tests conducted over a period of ten months proved the system's ability to inject, circulate and recover shot from the wellbore. The field tests also proved the capability of using the PID System with an industry standard drilling rig. These field tests were run with roller cone rock bits (as opposed to a fixed cutter bit designed specifically for this application) and the rate of penetration gains were inconsistent as the roller cone bits tended to crush the shot at the bottom of the hole.

        PSI determined its injector design had a limited operating range both in terms of mud flow output, shot injection rate and overall efficiency. Also, PSI determined that a fixed cutter bit (rather than a roller cone bit) was best suited for use with the PID System and that such a bit needed to be designed and tested at TerraTek.

        2002 - 2004—Eight separate test programs were completed at TerraTek's Drilling and Completions laboratory in Salt Lake City, Utah. The conclusions from these tests indicated: (1) rate of penetration gains at 2 to 4 times faster than conventional drilling techniques were achievable, (2) shot damage was minimal, (3) the life of the 3-nozzle design bit was deemed too short due to cutter design, and (4) the shot injection system functioned well up to 460 GPM of total fluid volume with moderate durability.

        2005—In March and June of 2005, we conducted several series of full scale tests at TerraTek on multiple versions of the latest designed 4-nozzle PID bit. Test results of the PID bits were encouraging and they performed in-line with our expectations. In particular, several versions of the PID bit demonstrated superior rate of penetration performance and bit/cutter durability versus the previously tested 3-nozzle PID bit.

Additional Resources Needed

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  Field Operations—We expect that initial field tests will be performed by the existing employees who are currently working at our facilities in Houston, Texas. As we begin adding commercial PID Systems, we intend to recruit, hire and train experienced drilling and operations personnel from the primary regional markets where we plan to deploy our systems.

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  Physical Assets—We expect that we will be a technology and service oriented business and not a manufacturing company. We intend to control the design of key components, assembly and use of our equipment as our core competencies, but we expect to outsource the manufacture of the major components.

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  Bit Manufacturing—We have established a relationship with two companies based in Salt Lake City, Utah named New Tech Drilling Products, Inc and Clean Machine, Inc. New Tech and Clean Machine have built our previous PID bits with a high degree of competence in accordance with our specifications and we believe that they have ample equipment and facilities to satisfy our projected bit requirements during the early stages of our commercial development. We have an intellectual property protection agreement in place with both companies and we do not have an exclusive commitment to either company for bit manufacturing. We believe that other suppliers for drill bits can be identified and developed when required.

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  PID System Construction—Our operating facility in Houston will be used for overseeing the design and construction of all PID Systems required under the current development plan. We currently foresee no difficulty obtaining the major components of the PID System from various manufacturers when we begin building additional PID Systems.

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  Regional Base Facilities—In the latter stages of commercial development, we plan to establish base facilities in the general vicinity of each of the primary basins where we are providing our services. We do not expect extraordinary technological or environmental requirements for these facilities. Accordingly, we expect to lease relatively inexpensive facilities that combine warehouse, yard and office space.

Governmental Regulation

        We will be subject to certain licensing and reporting requirements by numerous governmental authorities. These governmental authorities include federal, state, environmental, labor relations, building, zoning, fire and safety departments. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the further development of our operations. Any problems that we may encounter in renewing such licenses in one jurisdiction may adversely affect our licensing status on a federal, state or local level in other relevant jurisdictions.

        There are extensive federal, state, and local government regulations relating to our operations, including, but not limited to, laws and regulations relating to:

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  Foreign policy and trade

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  Natural resources, public land and wildlife and fisheries

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  Safety in the workplace

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  Technology, patents and trademarks

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  Transportation

        We could incur significant liabilities if a lawsuit or claim results in a decision against us, or if litigation costs are excessive regardless of the outcome.

        Our relationship with our employees is also subject to regulation, including but not limited to:

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  Minimum wage requirements

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  Anti-discrimination laws

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  Overtime and working conditions

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  Citizenship requirements

        As of June 23, 2005, we had 13 full time employees. Some of our employees will be paid hourly rates based upon federal and state minimum wage laws. An increase in minimum wages by legislation may cause us to incur higher labor costs. We can give no assurance that we will be able to pass additional costs on to customers in whole or in part.

        We understand the importance of the various market demands for sound environmental policies and practices and the importance of environmental regulatory compliance. We intend to be proactive in managing risk in order to minimize or prevent environmental liabilities. We will be subject to the costs associated with compliance with certain environmental laws in our ongoing operations. However, we view these policies and practices as an opportunity to better position ourselves with our customers, investors, lenders, alliance partners, and current or prospective employees. We believe that solid environmental policies and practices will enhance our brand name and reputation, and boost innovation and leadership.

Description of Property

        Our principal executive and administrative office facility is leased in downtown Houston, Texas at One City Centre, 1021 Main Street, Suite 2650, Houston, Texas 77002. We also lease an 11,000 square foot operating facility at 7407 Wright Road, Houston, Texas 77041.

        On March 21, 2005, we signed a new office lease at One City Centre in downtown Houston, Texas. This lease covers approximately 10,310 square feet of executive office space and has a five year term. Simultaneously, we signed a sublease with The Exploitation Company, LLP, a petroleum consulting company which is controlled by our interim Chief Executive Officer, John D. Schiller, Jr., covering approximately 50% of this office space. The term of the sublease is also five years. The monthly lease payments of approximately $16,000 will be divided between us and The Exploitation Company, LLP.

The old office lease at 808 Travis has expired and we have been occupying the new office space since June 13, 2005.

Litigation

        PDTI filed a lawsuit in District Court in Harris County, Texas in November 2004 styled Particle Drilling Technologies, Inc. vs. PSI Distribution Incorporated, Harry B. Curlett, Curlett Family Limited Partnership, Ltd., CCore Technology and Licensing, Ltd., Deep Heat Energy Corporation, and Energeo, LP to recover certain tangible and intangible assets that PDTI believes should have been transferred as part of the Acquisition Agreement among PSI, the Curlett Group (as defined below) and the successor company of PDTI. It was pursuant to this acquisition that PDTI acquired its intellectual property rights to the PID technology. In January 2005, PDTI reached a settlement with one of the defendants, PSID, whereby PDTI agreed to hold PSID harmless with regard to this lawsuit in exchange for PSID's agreement to re-affirm and ratify the Acquisition Agreement. Further, PDTI obtained in this settlement any rights, claims and causes of action that PSID may have to pursue damages or to recover assets from the other parties named in the lawsuit.

        On December 6, 2004, PDTI received a response to the above-referenced lawsuit from certain of the defendants, namely Harry B. Curlett, CFLP, CTL and Deep Heat Energy Corporation, which we refer to as the "Curlett Group," in which the Curlett Group asserted a counterclaim against PDTI claiming, among other things, that PDTI (1) owes Mr. Curlett $40,000 plus default interest at 18% per annum under a promissory note and certain fees incurred in connection with collection under the note; (2) committed a breach of contract in connection with the Acquisition Agreement referenced in the preceding paragraph and the closing of that agreement in January 2004; (3) engaged in economic duress and fraud in the inducement in connection with the negotiation and closing of the Acquisition Agreement; and (4) committed fraud in connection with that transaction. The counterclaim requests damages of, among other things, judgment on the $40,000 principal amount of the promissory note plus accrued default interest and costs of collection, actual damages of not less than $10 million for breach of contract and fraud, exemplary damages of not less than $20 million and a declaratory judgment rescinding the Acquisition Agreement.

        By filing this lawsuit, we seek to recover the intellectual property related to the PID technology as it applies to non-oil and gas applications. We believe the counterclaim made by the Curlett Group is without merit. We intend to vigorously pursue our claims in this case and shall vigorously defend the alleged counterclaims by the Curlett Group. Discovery in this litigation is ongoing, however, and our position with regard to the merits of the various claims and defenses may change as additional information is adduced through the discovery process. The outcome of all litigation is inherently uncertain; as a result, we do not know at this time whether or not we will recover any of the intellectual property that we seek to recover in our original petition or if any or all of the remedies requested by the Curlett Group in their counter-claim will be awarded. If the monetary damages requested in this counterclaim were granted in a judgment against us, such damages would severely impair our ability to continue as a going concern. Furthermore, if the request for rescission of the Acquisition Agreement that closed in January 2004 is granted as requested by the counterclaim, such a judgment could have the effect of causing us to lose all intellectual property ownership rights to the PID technology.

MANAGEMENT

        The following table sets forth the names, ages and positions of our executive officers and directors as of June 15, 2005. All of the persons named below other than Mr. Weyel became officers and directors of our company in January 2005, following our acquisition of PDTI. Mr. Weyel became a director of our company in May 2005.

Name	Age	Position
Kenneth R. LeSuer	69	Chairman of the Board and Director
John D. Schiller, Jr.	46	Director, interim President and Chief Executive Officer
J. Chris Boswell	44	Director, Senior Vice President, Chief Financial Officer and Treasurer
Thomas E. Hardisty	43	Director, Senior Vice President, Corporate Development, and Corporate Secretary
Gordon Tibbitts	58	Vice President of Technology
Michael S. Mathews	64	Director
Hugh A. Menown	47	Director
Steve A. Weyel	51	Director

Ken R. LeSuer, Chairman of the Board and Director

        Ken R. LeSuer was elected Chairman of PDTI in December 2004 after serving as Vice Chairman of PDTI since June 2004. Mr. LeSuer retired in 1999 as Vice Chairman of Halliburton Company. Since his retirement from Halliburton in 1999, Mr. LeSuer has been a private investor. Prior to becoming the Vice Chairman of Halliburton in May 1997, Mr. LeSuer served as both the President and CEO of Halliburton Energy Services from March 1994 to September 1996 and as President and CEO of Halliburton Energy Group from September 1996 to May 1997. He also served as President and CEO of three Halliburton units during his tenure. Mr. LeSuer began his career with Halliburton as an engineer-in-training in 1959. From 1965 through 1982, he served in managerial positions in Asia Pacific and Europe/Africa and was serving as vice president of Europe/Africa before returning to Duncan, Oklahoma to assume the position of vice president of International Operations in 1982.

        Mr. LeSuer was a member of the Texas A&M University Petroleum Engineering Industry Board, as well as the TAMU Dwight Look College of Engineering External Advisory and Development Council. He has served as Vice President Services Division of the International Association of Drilling Contractors, and is or at one time was a member of numerous petroleum and geological engineering societies, including Society of Petroleum Engineers, the American Petroleum Institute, the National Ocean Industries Association, and the Petroleum Equipment Suppliers Association. Mr. LeSuer received his bachelor's degree in petroleum engineering from Texas A&M University in 1959. Mr. LeSuer is also a director of Horizon Offshore, Inc. (NNM: HOFF).

John D. Schiller, Jr., Director, interim President and Chief Executive Officer

        Mr. Schiller was elected interim President and Chief Executive Officer of PDTI in December 2004. He has served as a director of PDTI since June 2004. Since July 2004, Mr. Schiller has also served as President & Chief Executive Officer of Energy XXI, a private E&P company involved in worldwide acquisition & exploitation of oil and gas properties. In addition, he is majority owner of The Exploitation Company, LLP, a petroleum consulting firm established in October 2004 that provides assistance in locating and acquiring oil and gas properties. Mr. Schiller devotes approximately 50% of his time as our interim President and Chief Executive Officer and the remainder of his time to these other business ventures not affiliated with our company. From December 2003 until June 2004, Mr. Schiller was a private investor. Mr. Schiller resigned from Devon Energy in December 2003 where he was Vice President, Exploration & Production with responsibility for Devon's domestic & international activities. Before joining Devon Energy he was Executive Vice President, Exploration & Production for Ocean Energy, Inc. until Ocean was acquired by Devon in April 2003. While at Ocean, he was responsible for Ocean's worldwide exploration, production and drilling activities.

        Mr. Schiller joined Ocean Energy from Seagull Energy, where he served as Senior Vice President of Operations before the two companies merged in March of 1999. He joined Seagull Energy from Burlington Resources, where he served in a variety of operational and management positions over a period of 14 years, including Production Manager and Engineering Manager for the Gulf of Mexico Division. Prior to this assignment, he managed the corporate acquisition group for Burlington Resources. Mr. Schiller began his career with Superior Oil in 1981. He spent five years as a staff engineer working properties in the Gulf of Mexico and south Louisiana.

        Mr. Schiller graduated with honors from Texas A&M University with a Bachelor of Science in Petroleum Engineering and now serves as Chairman of the Texas A&M Petroleum Engineering Industry Board. He is a member of the Society of Petroleum Engineers, American Petroleum Institute, American Association of Drilling Engineers and on the board of Houston Producers Forum.

J. Chris Boswell, Director, Senior Vice President and Chief Financial Officer

        Mr. Boswell has served as a Director and Senior Vice President and Chief Financial Officer of PDTI since June 2004. Mr. Boswell had previously served as Director and Senior Vice President and Chief Financial Officer of Particle Drilling, Inc. from August 2003 until it was merged into PDTI in June 2004. From October 2002 until August 2003, Mr. Boswell was a private investor. Mr. Boswell has over 20 years of experience in financial management focused in the energy industry and began his career as a Certified Public Accountant at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas. He served as Senior Vice President and Chief Financial Officer of Petroleum Geo-Services ASA ("PGS") from December 1995 until October 2002. PGS grew from a small enterprise in 1994 when Mr. Boswell joined the company to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion. Subsequent to Mr. Boswell's departure and following a change of control within PGS, the new management of PGS filed for bankruptcy protection in July 2003 in order to restructure PGS's debt portfolio. The restructuring was successfully completed and PGS emerged from bankruptcy in October 2003. In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS' growth. Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS' seismic data library as seed capital. This company became Spinnaker Exploration company (NYSE: SKE) and now has a market capitalization in excess of $1 billion. Mr. Boswell is a 1984 graduate of the University of Texas at Austin.

Thomas E. Hardisty, Director and Senior Vice President, Corporate Development

        Mr. Hardisty has served as Director and Senior Vice President, Corporate Development of PDTI since June 2004. Mr. Hardisty had previously served as Director and Senior Vice President, Corporate Development of Particle Drilling, Inc. from June 2003 until it was merged into PDTI in June 2004. Mr. Hardisty has over 20 years of experience in the oil and gas industry, primarily in the area of land management, contracts and corporate development, and is co-founder of the company. From January 2001 until June 2003, Mr. Hardisty was Vice President, Land of Shoreline Partners LLC, an independent exploration company and from January 2000 until January 2001, Vice President, Land of Benz Resources LLC, a consulting firm charged with managing certain exploration properties acquired by Harken Energy Corporation. From May 1999 until January 2000, Mr. Hardisty was a Land Manager for Texstar Energy Inc. responsible for divesting certain of the company's exploration projects in the Texas Gulf Coast and Mississippi areas. From 1994 until May 1999, Mr. Hardisty was Division Landman for PetroCorp Inc. responsible for company land positions, contract negotiations and partner relations in exploration and development projects in PetroCorp's Gulf Coast, Rockies and Canada Division. From 1984 until 1994, Mr. Hardisty was a land consultant and later Senior Project Manager for Roger A. Soape Inc. in Houston, Texas. Mr. Hardisty graduated from the University of Texas at Austin in 1984 with a BBA in Petroleum Land Management. He is a member of the American Association of Drilling Engineers (AADE), the American Association of Professional Landmen (AAPL) and the Houston Association of Professional Landmen (HAPL). Mr. Hardisty recently served as a Director of HAPL and is past Chairman of the HAPL Ethics Committee and past Chairman of HAPL Membership Committee.

Gordon Tibbitts, Vice President of Technology

        Mr. Tibbitts has served as Vice President of Technology of PDTI since June 2004, and served as Vice President of Technology of Particle Drilling, Inc. from June 2003 until it was merged into PDTI in June 2004. Prior to joining Particle Drilling, Inc., Mr. Tibbitts was Vice President of Technology for ProDril Services Inc. from October 2002 until June 2003. From April 2000 until October 2002, Mr. Tibbitts was an in-house engineering consultant on drilling and coring activities for TerraTek Drilling & Completions Research Laboratory. Mr. Tibbitts was employed from May 1999 until April 2000 by Pro Steel Inc as Chief Operating Officer. Prior to that time and for the majority of his career, Mr. Tibbitts worked for Hughes Christensen, one of the world's largest makers of oil and gas drilling bits. While at Hughes Christensen, Mr. Tibbitts held the title of Director of Research and Development from 1987 until October 1998 and was responsible for managing and directing world-wide research, development, and technical support through research groups in Houston, Salt Lake City and Tulsa. He directed and managed the building of a world-class drilling research laboratory in Houston and a drilling operation in Oklahoma dedicated to field-testing and development of downhole tools. Mr. Tibbitts has over 30 years of experience in the upstream oil and gas industry, including 17 years in engineering, research, and development management. Mr. Tibbitts holds over 70 patents related to drilling, coring, and diamond cutting tools. His work has been published by the Society of Petroleum Engineers, International Association of Drilling Contractors, Society of Core Analysts, and the Journal of Petroleum Technology. Mr. Tibbitts graduated from the University of Utah with a Bachelors degree in Mechanical Engineering.

Michael S. Mathews, Director

        Michael Mathews had served on the board of directors of PDTI since June 2004. Mr. Mathews is managing director of Westgate Capital Co., a firm he founded in 1993 to identify and structure investment opportunities on behalf of private investors. Mr. Mathews served on the Board of Petroleum Geo-Services (PGS) from 1993 until September 2002. From 1998 to 2002, he served as Vice Chairman of PGS and held the position as Chairman of the Compensation Committee and was a member of the Audit Committee. From 1989 to 1992, Mr. Mathews served as managing director of Bradford Ventures Ltd., a private investment firm involved in equity investments, including acquisitions. Prior to 1989, he was president of DNC Capital Corporation and senior vice president and director of its parent, DNC America Banking Corp., the US subsidiary of Den Norske Credit Bank Group, where he directed merchant banking and investment activity in North America and founded and acted as senior advisor to Nordic Investors Limited, N.V., a private venture capital fund. Previously, Mr. Mathews was a Vice President in Corporate Finance at Smith Barney and prior to that he was an associate with the New York law firm of White & Case. Mr. Mathews received an A.B. from Princeton University in 1962 and received a J.D. from the University of Michigan Law School in 1965. Mr. Mathews is also a director of TTS Marine ASA (OSE: TTS), Interpool Inc. (NYSE: IFX), and Apptix ASA (OSE: APP).

Hugh A. Menown, Director

        Mr. Menown had served as a Director of PDTI since June 2004. Mr. Menown has over 23 years of experience in mergers & acquisitions, auditing and managerial finance. Mr. Menown has worked with Quanta Services, Inc. ("Quanta") (NYSE: PWR) since July 1999 as a financial consultant. Mr. Menown performed due diligence on a number of Quanta's acquisitions and has served as Chief Financial Officer for two of their operating companies, most recently North Houston Pole Line, L.P. located in Houston, Texas. Prior to serving as a financial consultant to Quanta, Mr. Menown was a Partner in the Houston office of PricewaterhouseCoopers, LLP where he led the Transaction Services Practice providing due diligence, mergers & acquisition advisory and strategic consulting to numerous clients in various industries. Mr. Menown also worked in the Business Assurance Practice providing audit and related services to clients. Mr. Menown is a Certified Public Accountant.

Steve A. Weyel, Director

        Mr. Weyel is co-founder, principal, and President and Chief Operating Officer of EnerVen LLC, a company with strategic ventures in the energy industry. EnerVen's businesses include the start-up of WesCo LLC, a gas compression services company, and EnerVen Compression Services, a joint venture company with Enogex Inc., an unregulated subsidiary of OGE Energy Corp. (NYSE: OGE), providing compression asset rentals. Mr. Weyel has been a principal of EnerVen LLC since 2001. From 1999 until he co-founded EnerVen in 2001, Mr. Weyel was President of InterGen North America, a Shell—Bechtel joint venture in the gas and power business. While President of InterGen, Mr. Weyel was responsible for the acquisition and management of gas assets, including gas storage, mid-stream gas assets and over 15,000 miles of regulated pipelines, development of greenfield merchant power projects, and board-level oversight of InterGen's equity ownership in Coral Marketing and Trading.

        Mr. Weyel was employed by Dynegy Corporation (previously known as Natural Gas Clearinghouse and then NGC Corporation) from 1994 to 1999. While at Dynegy, he served in several senior executive leadership roles, including Senior Vice President—Power Development from 1998 to 1999. Mr. Weyel began his career with Baker Hughes in 1976 and rotated through a variety of assignments, including responsibility for Baker Production Service's operations in North and South America. In 1985 he formed a start-up technology and engineering driven oilfield services company, Resource Technology Corporation ("RTC"), evaluating oil and gas reserves around the world. RTC's assets and ongoing operations were later sold to John Wood Group PLC in 1993.

        Mr. Weyel is a 1976 graduate of Texas A&M and received his MBA from the University of Texas in 1989.

Board of Directors Meetings and Committees

        Audit Committee.    This committee currently has three members, Hugh Menown (Chairman), Michael Mathews and Steve Weyel. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee operates pursuant to a written charter, which was adopted February 3, 2005 and amended on May 31, 2005.

        All of the current members of the Audit Committee are non-employee directors who: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (2) have not participated in the preparation of our financial statements or the financial statements of PDTI; and (3) are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

        Compensation Committee.    This committee currently is comprised of Ken LeSuer (Chairman), Michael Mathews and Hugh Menown. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for certain of our executive officers and administer our employee benefit and stock option plans. The members of our Compensation Committee are independent directors as defined in the applicable rules and regulations promulgated by the SEC, and are neither an officer nor employee of us or our subsidiary. The Compensation Committee operates pursuant to a written charter, which was adopted February 3, 2005.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee was formed on February 3, 2005 and is comprised of Michael Mathews (Chairman), Ken LeSuer and Hugh Menown, all of whom have been found by the Board of Directors to be an "independent director" pursuant to the applicable rules and regulations promulgated by the SEC. This committee operates pursuant to a written charter adopted on February 3, 2005.

        The Nominating and Corporate Governance Committee is responsible for (1) reviewing the appropriate size, function and needs of the Board of Directors, (2) developing the Board's policy regarding tenure and retirement of directors, (3) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof, (4) identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board, (5) overseeing the evaluation of management and the Board, and (6) monitoring and making recommendations to the Board on matters relating to corporate governance.

        Compensation Committee Interlocks and Insider Participation.    During the year ended September 30, 2004, we did not have a Compensation Committee because Dean Becker served as our sole officer and director. Following our acquisition of PDTI in January 2005 and the appointment of our current Board of Directors, our Board of Directors formed a Compensation Committee comprised of Ken LeSuer and Michael Mathews. Neither Mr. LeSuer nor Mr. Mathews has ever been an employee of Particle Drilling Technologies, Inc. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Compensation of Directors of PDTI

        Certain of our directors, who are also officers, do not receive any compensation for their services as members of our Board of Directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. Additionally, our non-employee directors received an initial grant of options to purchase 50,000 shares of common stock at $0.12 per share. These options vest in one-half increments over a two year period beginning one year from the date of grant, May 20, 2004. The Chairman of the Board received additional options to purchase 50,000 shares of common stock at $1.75 per share. These options vest in one-half increments over a two year period beginning one year from the date of grant, December 2, 2004. We assumed all of these options in connection with our acquisition of PDTI.

        On May 2, 2005, our Compensation Committee recommended that our Board of Directors approve a new Board Compensation Package which will be effective as of June 1, 2005. The Board Compensation Package was approved by our Board of Directors on May 3, 2005. Under the Board Compensation Package, our non-employee directors will receive an annual retainer of $20,000 and $1,500 for each formal Board meeting attended. In addition, each non-employee director who is also a committee member will receive an annual committee retainer fee of $2,500 and $750 for each formal committee meeting attended. Each non-employee director who is also a committee chair will receive an additional annual retainer of $2,500. The Board Compensation Package also provides for annual equity compensation for each non-employee director consisting of 5,000 shares of our restricted common stock and an option for 15,000 shares of our common stock. In addition, any new non-employee directors will be granted an option for 25,000 shares of our common stock as a one time award upon joining the Board of Directors. In addition to receiving the compensation described above as a director, the Chairman of the Board will receive an annual retainer of $2,500, as well as an annual award of 5,000 shares of our restricted common stock and an option for 15,000 shares of our common stock. All option awards will be non-qualified stock options and, together will all awards of restricted stock, will be issued pursuant to our equity compensation plans in effect at the time of the award and will be exercisable for a ten-year period from the date of grant of the award. The restricted stock and option awards will vest in 50% installments on each anniversary of the date of grant of the award.

EXECUTIVE COMPENSATION

Employment Agreements

        During the fiscal years ended September 30, 2002, 2003 and 2004, neither Dean Becker, our sole director and officer prior to our acquisition of PDTI in January 2005, nor the officers and directors of PDTI who became our officers and directors upon completion of our acquisition of PDTI, received any compensation from the company. Set forth below is a summary of the material terms of the compensation and employment agreements made between PDTI and its executive officers which we assumed in connection with our acquisition of PDTI.

        John D. Schiller.    Our Chief Executive Officer, John D. Schiller, is serving on an interim basis and has been compensated with common stock through his beneficial ownership in Particle Drilling Partners L.L.C. and has been allocated 500,000 fully vested stock options under our employee stock option plan at an exercise price of $1.75 per share. In addition, Mr. Schiller received 50,000 stock options in connection with his service as a director during 2004. These stock options were priced at $0.12 per share and will vest in one-half increments over a two year period beginning one year from the date of grant, May 20, 2004. Currently, he receives no salary and, therefore, we do not have an employment contract with Mr. Schiller.

        Thomas E. Hardisty.    Mr. Hardisty entered into an employment agreement effective June 1, 2003. The agreement has a three year term that is automatically extended on a daily basis for an additional day such that, at all times, the remaining term is three years. The agreement provides that Mr. Hardisty will serve as Senior Vice President of Corporate Development. Mr. Hardisty receives an annual base salary of $150,000, which may be further increased at our discretion. Notwithstanding the foregoing, Mr. Hardisty's base salary will be automatically increased to $300,000 per annum on June 1, 2006. After this date, we may decrease Mr. Hardisty's then-current base salary only with the prior written consent of Mr. Hardisty. Mr. Hardisty also received 865,000 shares of common stock. Mr. Hardisty has also received the following stock options pursuant to the agreement: (1) non-statutory options to purchase 300,000 shares of our common stock at $0.12 per share, which options are fully vested and (2) statutory incentive options to purchase 300,000 shares of our common stock at $0.12 per share, which options vest in one-fourth increments over a four year period beginning one year from the date of grant, April 8, 2004. Mr. Hardisty is also eligible to be considered for a bonus following each fiscal year based upon his performance and our operating results in the sole discretion of our Board of Directors. Finally, Mr. Hardisty is entitled to participate in our employee benefit plans, and we have agreed to provide a $500,000 life insurance policy for the benefit of Mr. Hardisty's family.

        During the term of the agreement, we may terminate Mr. Hardisty's employment at any time for cause, and the agreement will terminate automatically upon the death or disability of Mr. Hardisty. We may also terminate the agreement without cause on three months notice by the company. Mr. Hardisty may voluntarily terminate the agreement at any time on 30 days notice to the company or he may terminate the agreement for good reason, defined as a decrease in base salary not in accordance with the agreement, a materially adverse diminution of his overall level of responsibilities, a material breach of the agreement by the company, a failure to continue in effect, or the taking of an action that adversely affects Mr. Hardisty's ability to participate in, a benefit plan following a change of control, or any personal reason determined by the Compensation Committee of our Board of Directors that constitutes a good reason. In the event Mr. Hardisty is terminated by the company without cause or he terminates the agreement for good reason, he will be entitled to receive his base salary and continued medical and dental benefits for a period of three years from the date of termination, subject to certain conditions.

        In the event of a Change of Control (as defined below) of the company, if Mr. Hardisty is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Hardisty will be entitled to the following: (1) all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, (2) a lump-sum payment equal to three times the greater of Mr. Hardisty's then-current base salary or $360,000, (3) a lump-sum payment equal to three times the highest annual bonus granted to Mr. Hardisty during the three years preceding the Change of Control, and (4) continued medical and dental coverage for three years from the termination date at no cost to Mr. Hardisty. For purposes of the agreement, a "Change of Control" means:

  •
  a tender offer for more than 25% of the outstanding voting securities of the company;

  •
  the company is merged or consolidated with another corporation, and as a result of the transaction, less than 75% of the outstanding voting securities of the resulting corporations are beneficially owned by stockholders of the company immediately prior to the transaction;

  •
  the company sells all or substantially all of its assets to another entity that is not a wholly-owned subsidiary;

  •
  during any 15-month period, individuals who at the beginning of such period constituted the board of directors of the company (including any new member whose election was approved by at least 2/3 of the members of the board of directors then still in office who were members at the beginning of such period) cease for any reason to constitute at least a majority of the board of directors;

  •
  the Compensation Committee of the Board of Directors determines, in its sole discretion, that a change of control has occurred; or

  •
  80% or more of the outstanding voting securities of the company are acquired by any person or entity other than the company, its subsidiaries or its affiliates.

        The employment agreement with Mr. Hardisty also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from June 1, 2003 until two years after termination of the agreement, Mr. Hardisty is prohibited from engaging in any other business similar to that which is conducted by the company in the area of particle impact drilling. During that same period, Mr. Hardisty is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the company.

        J. Chris Boswell.    Mr. Boswell entered into an employment agreement effective August 18, 2003. The agreement has a three year term that is automatically extended on a daily basis for an additional day such that, at all times, the remaining term is three years. The agreement provides that Mr. Boswell will serve as Senior Vice President, Chief Financial Officer and Director. Mr. Boswell receives an annual base salary of $180,000, which may be increased at our discretion. Notwithstanding the foregoing, the base salary will be automatically increased to $360,000 per annum on August 18, 2006. After this date, we may decrease Mr. Boswell's then-current base salary only with the prior written consent of Mr. Boswell. For the period from August 18, 2003 through March 31, 2004, Mr. Boswell agreed to waive any right to receive his base salary. The agreement also provides that Mr. Boswell will be entitled to receive a net profits interest in Particle Drilling Partners L.L.C (formerly ProDril Partners L.L.C.) that shall result in Mr. Boswell becoming the beneficial owner of 859,914 shares of our common stock. Mr. Boswell has also received the following stock options pursuant to the agreement: (1) non-statutory options to purchase 480,000 shares of our common stock at $0.12 per share, which options are fully vested and (2) statutory incentive options to purchase 480,000 shares of our common stock at $0.12 per share, which options vest in one-fourth increments over a four year period beginning one year from the date of grant, April 8, 2004. Mr. Boswell is also eligible to be considered for a bonus following each fiscal year based upon his performance and our operating results in the sole discretion of our Board of Directors. Finally, Mr. Boswell is entitled to participate in our employee benefit plans, and we have agreed to provide a $500,000 life insurance policy for the benefit of Mr. Boswell's family.

        During the term of the agreement, we may terminate Mr. Boswell's employment at any time for cause, and the agreement will terminate automatically upon the death or disability of Mr. Boswell. We may also terminate the agreement without cause on three months notice by the company. Mr. Boswell may voluntarily terminate the agreement at any time on 30 days notice to the company or he may terminate the agreement for good reason, defined as a decrease in base salary not in accordance with the agreement, a materially adverse diminution of his overall level of responsibilities, a material breach of the agreement by the company, a failure to continue in effect, or the taking of an action that adversely affects Mr. Boswell's ability to participate in, a benefit plan following a change of control, or any personal reason determined by the Compensation Committee of our Board of Directors that constitutes a good reason. In the event Mr. Boswell is terminated by the company without cause or he terminates the agreement for good reason, he will be entitled to receive his base salary and continued medical and dental benefits for a period of three years from the date of termination, subject to certain conditions.

        In the event of a Change of Control (as defined above) of the company, if Mr. Boswell is terminated without cause or he terminates his employment for good reason at any time during the three year period following the Change of Control, Mr. Boswell will be entitled to the following: (1) all outstanding stock options granted on or prior to the Change of Control shall become immediately exercisable and shall remain exercisable for a period of three years, (2) a lump-sum payment equal to three times the greater of Mr. Boswell's then-current base salary or $360,000, (3) a lump-sum payment equal to three times the highest annual bonus granted to Mr. Boswell during the three years preceding the Change of Control, and (4) continued medical and dental coverage for three years from the termination date at no cost to Mr. Boswell.

        The employment agreement with Mr. Boswell also contains customary nondisclosure and proprietary rights provisions. In addition, for the period from August 18, 2003 until two years after termination of the agreement, Mr. Boswell is prohibited from engaging in any other business similar to that which is conducted by the company in the area of particle impact drilling. During that same period, Mr. Boswell is subject to a non-solicitation agreement with respect to, among others, customers, suppliers and employees of the company.

        Gordon Tibbitts    Mr. Tibbitts entered into an employment agreement effective as of August 1, 2003. The agreement has an initial term of one year and automatically renews each August 1st for an addition twelve month period. The agreement provides that Mr. Tibbitts will serve as Vice President—Technology. Mr. Tibbitts receives an annual base salary of $130,000 and is eligible to participate in company benefits and insurance packages. We also agreed to provide Mr. Tibbitts with the use of office and communication equipment normal for the operation of a satellite office in Salt Lake City, Utah. Mr. Tibbitts also was entitled to receive a retention bonus of $65,000 in 2004 in connection with the closing of PDI's acquisition of the PID technology. This retention bonus was paid in February 2005. Mr. Tibbitts will also be eligible to receive a bonus at such time and in such amount as determined by the Board of Directors of the company.

        During the term of the agreement, we may terminate Mr. Tibbitts' employment at any time for cause, and Mr. Tibbitts may terminate the agreement for any reason upon written notice delivered no less than 15 days and no more than 60 days prior to the date of termination. The employment agreement with Mr. Tibbitts also contains customary nondisclosure and proprietary rights provisions.

2004 Stock Incentive Plan

        In connection with our acquisition of PDTI, we assumed the 2004 Stock Incentive Plan that had previously been adopted by the Board of Directors and shareholders of Particle Drilling, Inc., a Texas corporation, and subsequently assumed by PDTI in connection with the merger of Particle Drilling, Inc. into PDTI. The plan permits grants of options or restricted stock to employees, board members, officers or consultants. The plan is administered by the Compensation Committee of our Board of Directors. The committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee also has the power to interpret the plan and to create or amend its rules.

        Reservation of Shares.    Grants of stock options and restricted stock may be made pursuant to the plan. The number of shares of common stock issued under the plan may not exceed 3,500,000 shares. Shares shall be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to the award will again be available for the grant of an award under the plan. The maximum number of shares that may be issued under the plan, as well as the number and price of shares of common stock or other consideration subject to an award under the plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

        Stock Options.    The plan provides for granting (1) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) stock options that do not constitute incentive stock options ("non-statutory" stock options). The exercise price for an option granted under the plan is determined by the committee but will be no less than the fair market value of our common stock on the date the option is granted. The option price upon exercise shall be paid in the manner prescribed by the committee. Additionally, stock appreciation rights may be granted in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, common stock, or a combination thereof, in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the option exercise price. The options granted under the plan are not assignable or transferable, except on the death of a participant, pursuant to a qualified domestic relations order or unless the committee gives its approval. In the event that incentive stock option grants are made under the plan, such options will be subject to more stringent restrictions on transfer.

        Restricted Stock.    The plan permits the committee to grant restricted stock awards. Shares of common stock will be issued or delivered to the employee, consultant or director at the time the award is made without any payment to us (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the committee. The committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (1) the attainment of one or more performance measures established by the committee, (2) the holder's continued employment or continued service as a consultant or director for a specified period, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion or (4) a combination of any of these factors. Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the committee.

        Change of Control.    The plan provides that, upon a Corporate Change (as hereinafter defined), the committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of common stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the committee). The plan provides that a Corporate Change occurs if (1) we are not be the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity), (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to any other person or entity, (3) we are to be dissolved and liquidated, (4) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of our voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors. No changes were made to outstanding awards under the plan in connection with our acquisition of PDTI other than all options to purchase common stock became options to purchase an equivalent number of shares of our common stock at the same exercise price.

        Term and Amendment.    Our Board of Directors may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. Our Board of Directors has the right to alter or amend the plan at any time, provided that no change in the plan may be made that would impair the rights of a participant in the plan with respect to an award previously granted without the consent of the participant. In addition, our Board of Directors may not, without the consent of our stockholders, amend the plan to (1) increase the maximum aggregate number of shares that may be issued under the plan or (2) change the class of individuals eligible to receive awards under the plan.

        Outstanding Awards.    As of June 15, 2005, the outstanding options to purchase common stock under the plan consisted of: (1) options to purchase 2,655,000 shares of common stock in the aggregate at $0.12 per share, (2) options to purchase 550,000 shares of common stock in the aggregate at $1.75 per share, (3) options to purchase 10,000 shares of common stock in the aggregate at $6.20 per share, (4) options to purchase 35,000 shares of common stock in the aggregate at $6.10 per share, (5) options to purchase 10,000 shares of common stock in the aggregate at $6.65 per share, and (6) options to purchase 10,000 shares of common stock in the aggregate at $4.90 per share. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. As of June 15, 2005, we had not issued any restricted stock or stock appreciate rights under the plan.

2005 Stock Incentive Plan

        On March 30, 2005, our Board of Directors adopted the Particle Drilling Technologies, Inc. 2005 Stock Incentive Plan. The plan allows us to grant options or restricted stock to employees, board members, officers or consultants. The plan is administered by the Compensation Committee of our Board of Directors. The committee has the authority to determine the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee also has the power to interpret the plan and to create or amend its rules.

        Reservation of Shares.    Grants of stock options and restricted stock may be made pursuant to the plan. The number of shares of common stock issued under the plan may not exceed 2,000,000 shares. Shares shall be deemed to have been issued under the plan only to the extent actually issued and delivered pursuant to an award. To the extent that an award lapses or the rights of its holder terminate, any shares of common stock subject to the award will again be available for the grant of an award under the plan. In addition, shares issued under the plan and forfeited back to the plan, shares surrendered in payment of the exercise price or purchase price of an award, and shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an award will again be available for the grant of an award under the plan. The maximum number of shares that may be issued under the plan, as well as the number and price of shares of common stock or other consideration subject to an award under the plan, will be appropriately adjusted by the committee in the event of changes in the outstanding common stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of common stock occurring after an award is granted.

        Stock Options.    The plan provides for granting (1) "incentive" stock options as defined in Section 422 of the Code, and (2) non-statutory stock options. Options granted under the plan will not qualify as incentive stock options under Section 422 of the Code unless the plan is approved by our stockholders by March 29, 2006. In the event that our stockholders do not approve the plan by March 29, 2006, all options that may have been granted and that were intended to qualify as incentive stock options shall automatically convert into non-statutory stock options. Currently we do not intend to seek stockholder approval of the plan and therefore do not currently intend to award incentive stock options under the plan. The exercise price for an option granted under the plan will be determined by the committee but will be no less than the fair market value of our common stock on the date the option is granted. The option price upon exercise shall be paid in the manner prescribed by the committee. Additionally, stock appreciation rights may be granted in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, common stock, or a combination thereof, in an amount equal to the difference between the fair market value of the common stock at the date of exercise and the option exercise price. The options granted under the plan are not assignable or transferable, except on the death of a participant, pursuant to a qualified domestic relations order or unless the committee gives its approval. In the event that incentive stock option grants are made under the plan, such options will be subject to more stringent restrictions on transfer.

        Restricted Stock.    The plan permits the committee to grant restricted stock awards. Shares of common stock will be issued or delivered to the employee, consultant or director at the time the award is made without any payment to us (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the committee. The committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (1) the attainment of one or more performance measures established by the committee, (2) the holder's continued employment or continued service as a consultant or director for a specified period, (3) the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion or (4) a combination of any of these factors. Upon the issuance of shares of common stock pursuant to a restricted stock award, except for the foregoing restrictions and unless otherwise provided, the recipient of the award will have all the rights of our stockholders with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee may, in its discretion, fully vest any outstanding restricted stock award as of a date determined by the committee.

        Change of Control.    The plan contains the same provisions with respect to a Corporate Change as the 2004 plan described above.

        Term and Amendment.    Our Board of Directors may terminate the plan at any time with respect to any shares of common stock for which awards have not been granted. Our Board of Directors has the right to alter or amend the plan at any time, provided that no change in the plan may be made that would impair the rights of a participant in the plan with respect to an award previously granted without the consent of the participant.

        Outstanding Awards.    As of June 15, 2005, we had granted awards of options to purchase 655,000 shares of common stock at $4.90 per share and 145,000 shares of restricted stock. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. As of June 15, we had not issued any stock appreciation rights under the plan.

Federal Income Tax Aspects of the Stock Incentive Plans

        Non-Statutory Stock Options and Stock Appreciation Rights.    As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the plans (whether or not including a stock appreciation right) and we are not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied.

        Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.

        Incentive Stock Options.    Incentive stock options under the plans are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

        Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

        Restricted Stock.    The recipient of a restricted stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of common stock at such time, and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by us. Notwithstanding the foregoing, the holder of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us, and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the restricted stock award and is irrevocable.

        Section 162(m) of the Code.    Subject to certain exceptions, Section 162(m) of the Code precludes a "publicly held corporation" from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. Currently we do not qualify as a "publicly held corporation" under Section 162(m) of the Code. Compensation arising from awards granted prior to our becoming such a "publicly held corporation" will be exempt from the Section 162(m) deduction limit. Further, since the plans were adopted prior to our becoming such a "publicly held corporation," compensation arising from award grants under the plan made after we become such a "publicly held corporation" but prior to the end of a special transition period will not be subject to the Section 162(m) deduction limitation. This transition period as to each plan will last until the earliest of (1) the expiration of a plan, (2) the material modification of a plan, (3) the issuance of all common stock under a plan or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the first calendar year following the calendar year in which we become such a "publicly held corporation."

        The plans do not qualified under section 401(a) of the Code.

        The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the plans. No consideration has been given to the effects of state, local, or other tax laws on the plans or on participants.

Inapplicability of ERISA

        Based upon current law and published interpretations, we do not believe the plans are subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of common stock of the company beneficially owned as of June 28, 2005 by (1) those persons or groups expected to beneficially own more than 5% of the common stock, (2) each executive officer and director of the company, and (3) all directors and executive officers of the company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The following table includes shares of restricted stock of the company held by our executive officers and directors over which they have voting power but no investment power. The following percentage information is calculated based on 24,393,094 shares of common stock that were outstanding as of June 28, 2005. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Particle Drilling Partners L.L.C.(1)	2,109,140		8.7%
Prentis B. Tomlinson, Jr.(2)	3,458,057	(4)	13.8%
LC Capital Master Fund Ltd.(3)	1,500,000		6.2%
John D. Schiller, Jr.(1)	1,835,000	(5)	7.4%
Thomas E. Hardisty(1)	1,267,000	(6)	5.1%
J. Chris Boswell(1)	1,489,140	(7)	6.0%
Gordon Tibbitts	162,500	(8)	*
Ken R. LeSuer	35,000	(9)	*
Michael S. Mathews	30,000	(10)	*
Hugh A. Menown	30,000	(10)	*
Steve Weyel	5,000	(11)	*
Directors and executive officers as a group (7 persons)	4,853,640	(5)-(11)	18.7%

* Less than 1%.

(1)
Address: c/o Particle Drilling Technologies, Inc., One City Centre, 1021 Main Street, Suite 2650, Houston, Texas 77002.
(2)
Address: 1825 I Street, NW, Suite 400, Washington, D.C. 20006.
(3)
Address: c/o Lampe Conway, 680 Fifth Avenue, Suite 1202, New York, New York 10019. Richard F. Conway has sole voting and investment power with respect to the shares of common stock held by LC Capital Master Fund Ltd.
(4)
Includes 600,000 shares of common stock that Mr. Tomlinson may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of the date of this prospectus.
(5)
Includes 60,000 shares of restricted stock, 1,250,000 shares of common stock that Mr. Schiller owns through his ownership in Particle Drilling Partners L.L.C. and 525,000 shares of common stock that Mr. Schiller may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of the date of this prospectus.
(6)
Includes 30,000 shares of restricted stock and 375,000 shares of common stock that Mr. Hardisty may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of the date of this prospectus.
(7)
Includes 30,000 shares of restricted stock, 859,140 shares of common stock that Mr. Boswell owns through his ownership interest in Particle Drilling Partners L.L.C. and 400,000 shares of common stock that Mr. Boswell may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of the date of this prospectus.
(8)
Includes 162,500 shares of common stock that Mr. Tibbitts may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this prospectus.
(9)
Includes 10,000 shares of restricted stock and 25,000 shares of common stock that Mr. LeSuer may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this prospectus.
(10)
Includes 25,000 shares of common stock that each of Messrs. Mathews and Menown may purchase upon exercise of stock options that are currently vested or will become vested within 60 days of this prospectus.
(11)
Consists of 5,000 shares of restricted stock.

SELLING STOCKHOLDERS

        No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend this prospectus to reflect material developments in our business, financial position and results of operations. Each time we file an amendment to this prospectus with the SEC, it must first be declared effective prior to the offer or sale of shares of our common stock by the selling stockholders.

        The common stock covered by this prospectus is to be offered for the account of the selling stockholders in the following table. The selling stockholders may from time to time sell all, some or none of the shares of common stock offered by this prospectus.

        The following table, which we have prepared based on information provided to us by the applicable selling stockholder, sets forth the name, the number of shares of common stock beneficially owned by the selling stockholders intending to sell our common stock and the number of shares of common stock to be offered. Unless set forth below, none of the selling stockholders selling in connection with the prospectus has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered Hereunder	Number and % of Outstanding Shares of Common Stock Owned After Completion of Offering(1)
Allene Anderson Trust(2)	2,750	2,750	-0-
Dalton E. Allen	5,000	5,000	-0-
Jerry W. Nichter	5,000	5,000	-0-
John D. Smith	5,000	5,000	-0-
Bernard Davis	6,500	6,500	-0-
David M. McGrew, MD	7,000	7,000	-0-
Daniel C. Nichter	7,500	7,500	-0-
James & Nancy Stratmen	7,500	7,500	-0-
Terry R. Balo	10,000	10,000	-0-
Trevor and Susan Miller	10,000	10,000	-0-
Nicolas Pommier	10,000	10,000	-0-
Van S. Bohne	12,500	12,500	-0-
Henry W. Emrick	12,500	12,500	-0-
Brook A. Niemi	12,500	12,500	-0-
Parker Smith	12,500	12,500	-0-
Brandon Sparks	12,500	12,500	-0-
Rose M. Spohn	12,500	12,500	-0-
Berniece M. Edwards	12,500	12,500	-0-
James L. Birch	12,500	12,500	-0-
Thomas DeKezel	12,500	12,500	-0-
L. Michael Johnson	12,500	12,500	-0-
Gerry M. Kamilos, LLC(3)	12,500	12,500	-0-
Paul Gunderson	13,000	13,000	-0-
Kressin Family Trust dated 10/12/1989(4)	15,000	15,000	-0-
Eichi Higashi	15,000	15,000	-0-
J. Michael Meyer	16,667	16,667	-0-
Joseph B. Childrey	20,000	20,000	-0-
Gregor K. Emmert Sr.	23,500	23,500	-0-

Julie G. Borden	25,000	25,000	-0-
R Borden & T Wen & M Spivey TTEE Texas Radiology Assoc 401K PSP FBO Richard Dean Borden(5)	25,000	25,000	-0-
Constantino Galaxidas	25,000	25,000	-0-
Richard B. and Sherryl L. Payne	25,000	25,000	-0-
Pfeffer Family Limited Partnership(6)	25,000	25,000	-0-
Randall R. Spohn	25,000	25,000	-0-
Brent V. and Ashley H. Kelton	25,000	25,000	-0-
Charles & Rose Marie Otey Family Trust(7)	25,000	25,000	-0-
Sterling Trust Company A/C #67639(8)	25,500	25,500	-0-
Lance Gunderson	27,000	27,000	-0-
Wayne Shortridge	33,333	33,333	-0-
Gregor K. Emmert, Jr.	35,000	35,000	-0-
Larry W. Asbury	37,500	37,500	-0-
Charles G. Hodge III & Linda G. Hodge Living Trust(9)	50,000	50,000	-0-
Nelson R. Sharp	50,000	50,000	-0-
Red Eagle LLC(10)	69,508	69,508	-0-
William John Reininger	70,000	70,000	-0-
Lester E. and Terri A. Hazel	72,000	72,000	-0-
Michael C. Brown Trust dated 06/30/2000(11)	100,000	100,000	-0-
Bradley N. Rotter Self Employed Pension Plan & Trust(12)	100,000	100,000	-0-
Sterling Trust Company FBO John Dempsey, Roth IRA A/C #65798(13)	100,000	100,000	-0-
Semoc Revocable Trust(14)	125,000	125,000	-0-
Berg McAfee Companies, LLC(15)	140,000	140,000	-0-
Michael L. Peterson	166,667	166,667	-0-
David L. Hollinger	250,000	250,000	-0-
Deborah J. Hollinger	250,000	250,000	-0-
Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman(16)	500,000	500,000	-0-
Tamarind Global Assets Ltd.(17)	100,000	100,000	-0-
Sterling Trust Company A/C #067430(18)	50,000	50,000	-0-
Richard, Wayne & Roberts Inc.(19)	27,000	27,000	-0-
Union Bank of CA TTEE FBO Brian Callahan A/C #1050015356(20)	25,000	25,000	-0-
Linden Growth Partners(21)	133,333	133,333	-0-
Harlan A. Flatjord	12,500	12,500	-0-
Cliff Groombridge	15,480	15,480	-0-
Paul W. Heisey Trust(22)	12,500	12,500	-0-
Ken Hendricks	10,000	10,000	-0-
James R. Henson	22,500	22,500	-0-
James M. Isaacson	15,000	15,000	-0-
John A. Lund	2,300	2,300	-0-
Trust Company of America fbo Bernard J. Meyerring A/C #29323(23)	12,500	12,500	-0-

William M. Morse	12,500	12,500	-0-
E. L. Moses	75,000	75,000	-0-
Gordon S. Murray	5,000	5,000	-0-
Porter Family Trust(24)	40,000	40,000	-0-
Jack Sioukas Investments(25)	12,500	12,500	-0-
Pensco Trust Company A/C #ST246(26)	17,500	17,500	-0-
Bert W. Wallace	12,500	12,500	-0-
Nelson Irrevocable Trust(27)	50,000	50,000	-0-
Rita Barr(28)	80,000	80,000	-0-
Strome Alpha Fund, LP(29)	200,000	200,000	-0-
Strome Offshore Ltd(29)	300,000	300,000	-0-
William C. Montgomery	50,000	50,000	-0-
Sound Energy Capital Offshore Fund, Ltd.(30)	45,200	45,200	-0-
Southport Energy Plus Offshore Fund, Inc.(30)	121,400	121,400	-0-
Southport Energy Plus Partners, L.P.(30)	333,400	333,400	-0-
Niskayuna Development LLC(31)	260,000	260,000	-0-
Ivy MA Holdings Cayman 8, Ltd.(32)	90,000	90,000	-0-
Cadence Offshore, Ltd.(32)	104,000	104,000	-0-
Cadence Onshore, LP(32)	56,000	56,000	-0-
Ore Hill Hub Fund Ltd.(33)	1,000,000	1,000,000	-0-
Phoenix Partners, L.P.(34)	333,000	333,000	-0-
Phoenix Partners II, L.P.(34)	102,000	102,000	-0-
Phaeton International (BVI) Ltd.(34)	315,000	315,000	-0-
Greywolf Capital Partners II LP(35)	360,000	360,000	-0-
Greywolf Capital Overseas Fund(35)	640,000	640,000	-0-
Milfam I, LP(36)	125,000	125,000	-0-
Schottenfeld Qualified Associates, LP(37)	350,000	350,000	-0-
LC Capital Master Fund Ltd.(38)	1,500,000	1,500,000	-0-
Millennium Partners, L.P.(39)	1,000,000	1,000,000	-0-
Xerion Partners I LLC(40)	125,000	125,000	-0-
Xerion Partners II Master Fund Limited(41)	125,000	125,000	-0-
SF Capital Partners Ltd.(42)	500,000	500,000	-0-
The IBS Turnaround Fund, L.P.(43)	210,000	210,000	-0-
The IBS Turnaround Fund (QP), L.P.(43)	480,000	480,000	-0-
The IBS Opportunity Fund, Ltd.(43)	110,000	110,000	-0-
Karen Singer	250,000	250,000	-0-
W. Keith Webb & Company(44)	666,444	250,000	416,444 shares; 1.7%
Tejas Incorporated(45)	800,000	800,000	-0-
John J. Gorman(16)	360,000	360,000	-0-
TJD, LLC(46)	135,000	135,000	-0-
Morris D. Weiss(47)	25,000	25,000	-0-
Igor Volshteyn(48)	15,000	15,000	-0-
Total	14,547,982	14,131,538	416,444; 1.7%

(1)
Calculated based on 24,393,094 shares of common stock outstanding as of June 28, 2005.

(2)
Don C. Anderson, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Allene Anderson Trust.

(3)
Gerry N. Kamilos has sole voting and investment power with respect to the shares of common stock held by Gerry M. Kamilos, LLC.

(4)
James R. Kressin, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Kressin Family Trust dated 10/12/1989.

(5)
Richard Dean Borden has sole voting and investment power with respect to the shares of common stock held by R Borden & T Wen & M Spivey TTEE Texas Radiology Assoc 401K PSP FBO Richard Dean Borden.

(6)
Adolph A. Pfeffer, Jr., as general partner, has sole voting and investment power with respect to the shares of common stock held by the Pfeffer Family Limited Partnership.

(7)
Charles Otey, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Charles & Rose Marie Otey Family Trust.

(8)
William P. Knox has sole voting and investment power with respect to the shares of common stock held by Sterling Trust Company A/C #67639.

(9)
Charles G. Hodge, III, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Charles G. Hodge III & Linda G. Hodge Living Trust.

(10)
Each of the following persons shares voting and investment power with respect to the shares of common stock held by Red Eagle LLC: Dale Hinze, Judith Hinze, Scott Hinze, Bryan Hinze and Brad Hinze.

(11)
Michael C. Brown, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Michael C. Brown Trust dated 06/30/2000.

(12)
Bradley Rotter, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Bradley N. Rotter Self Employed Pension Plan & Trust.

(13)
John P. Dempsey has sole voting and investment power with respect to the shares of common stock held by the Sterling Trust Company FBO John Dempsey, Roth IRA A/C #65798.

(14)
Robert Covnet, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Semoc Revocable Trust.

(15)
Eric McAfee and Clyde Berg share voting and investment power with respect to the shares of common stock held by Berg McAfee Companies, LLC. Berg McAfee Companies, LLC is associated with Cagan McAfee Capital Partners, LLC, which served as placement agent for PDTI in connection with its private placement offering of 3,381,538 shares of its Series A Convertible Preferred Stock. See "Certain Relationships and Related Party Transactions."

(16)
John J. Gorman, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Tejas Securities, Inc. 401K Plan & Trust FBO John J. Gorman. Mr. Gorman is Chairman of Tejas Securities Group, Inc., which served as placement agent for our company in connection with our private placement offering of 9,000,000 shares of our common stock. The 360,000 shares of common stock held by Mr. Gorman directly are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(17)
Arif Bhalwani has sole voting and investment power with respect to the shares of common stock held by Tamarind Global Assets Ltd.

(18)
Charles E. Blair, M.D. has sole voting and investment power with respect to the shares of common stock held by Sterling Trust Company A/C #067430.

(19)
Joseph R. Weiss and Neal Hirsch share voting and investment power with respect to the shares of common stock held by Richard, Wayne & Roberts Inc.

(20)
Brian Callahan has sole voting and investment power with respect to the shares of common stock held by Union Bank of CA TTEE FBO Brian Callahan A/C #1050015356.

(21)
Linden Capital Management, LLC, as general partner, has sole voting and investment power with respect to the shares of common stock held by Linden Growth Partners. Paul J. Coviello, as President of Linden Capital Management, LLC, has sole voting and investment control over the investments under the management of Linden Capital Management, LLC.

(22)
Paul W. Heisey, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Paul W. Heisey Trust.

(23)
Bernard J. Meyerring has sole voting and investment power with respect to the shares of common stock held by Trust Company of America fbo Bernard J. Meyerring A/C #29323.

(24)
Sanford Porter, as trustee, has sole voting and investment power with respect to the shares of common stock held by the Porter Family Trust.

(25)
Jack Sioukas has sole voting and investment power with respect to the shares of common stock held by Jack Sioukas Investments.

(26)
Each of the following officers of PENSCO Trust Company: Tom Anderson, President and CEO, John Beater, Vice President, Special Assets, Denise Broussard, Vice President, Customer Service, Laura Castellanos, Vice President, Marketing, David Dean, Vice President, Operations, Jeanny Lo, Vice President, Real Estate Investments, Chris Radich, Vice President, CFO, Secretary, Treasurer and Clerk, and Belinda Savage, Vice President, Compliance, shares voting and investment power with respect to the shares of common stock held by Pensco Trust Company A/C #ST246 for the benefit of Bernice M. Starrett.

(27)
Barbara J. Wammer, as trustee, has sole voting and investment power with respect to the shares of common stock held by Nelson Irrevocable Trust.

(28)
30,000 of the shares of common stock held by Rita Barr are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(29)
Strome Investment Management, L.P. ("SIM") is a Delaware limited partnership and a registered investment advisor. It is the sole investment advisor to Strome Offshore Ltd., an offshore investment corporation. SIM is also the sole general partner and investment advisor to Strome Alpha Fund, L.P. SSCO, Inc. is the general partner of SIM. The Mark E. Strome Living Trust is the controlling shareholder of SSCO, Inc. Mark E. Strome is the settler and a trustee of the trust. SIM's beneficial ownership of the common stock is direct because of its general partnership interest in the limited partnership that directly owns shares of the common stock. SIM also has direct beneficial ownership of the common stock as a result of its discretionary authority to buy, sell and vote shares of such common stock for its advisory clients. SSCO, Inc.'s, the Mark E. Strome Living Trust's, and Mark Strome's ownership of the common stock are indirect as a result of their interest in SIM.

(30)
Sound Energy Capital Management, L.P. is the investment advisor having voting and dispositive powers in Sound Energy Capital Offshore Fund, Ltd. The Managing Partner of Sound Energy Capital Management, L.P. is Anthony Giammalva. Sound Energy Partners, Inc. is the investment manager having voting and dispositive powers in Southport Energy Capital Plus Offshore Fund, Ltd. and Southport Energy Plus Partners, L.P. The executive officer of Sound Energy Partners, Inc. is Anthony Giammalva.

(31)
Jared E. Abbruzzese, Sr. and Sherrie G. Abruzzese share voting and investment power with respect to the shares of common stock held by Niskayuna Development LLC. 135,000 of the shares of common stock held by Niskayuna Development LLC are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(32)
Cadence Investment Management, LLC manages the investments of Ivy MA Holdings Cayman 8, Ltd. and Cadence Offshore Ltd. Philip Broenniman is the Managing Member of Cadence Investment Management, LLC and has sole voting and investment power with respect to the shares of common stock held by Ivy MA Holdings Cayman 8, Ltd. and Cadence Offshore Ltd. Cadence Investment Partners, LLC is the general partner of Cadence Onshore, L.P. Philip Broenniman is the Managing Member of Cadence Investment Partners, LLC and has sole voting and investment power with respect to the shares of common stock held by Cadence Onshore, L.P.

(33)
Ore Hill Partners LLC, a Delaware limited liability company, is the investment manager partner of Ore Hill Hub Fund Ltd., a Cayman Islands limited company, and, consequently, may be deemed to have or share voting control and investment discretion over securities owned by Ore Hill Hub Fund Ltd. Benjamin Nickoll and Frederick Wahl are the managing members of Ore Hill Partners LLC. As a result, Mr. Nickoll and Mr. Wahl may be considered as having or sharing voting control and investment discretion over such securities as well. The foregoing should not as an admission by any of Ore Hill Partners LLC, Mr. Nickoll or Mr. Wahl that they are beneficial owners of any of the shares of the Company's common stock held by Ore Hill Hub Fund Ltd.

(34)
Phoenix Partners, L.P. is a New York limited partnership formed for the purpose of investing. Phoenix Partners II, L.P. is a Delaware limited partnership formed for the purpose of investing. All voting and investment decisions for ach of Phoenix Partners, L.P. and Phoenix Partners II, L.P. are made by their general partner, MW Management, LLC, a Delaware limited liability company. The Managing Members of MW Management, LLC are Edwin H. Morgens and John C. "Bruce" Waterfall. Phaeton International (BVI) Ltd. is a British Virgin Island corporation formed for the purpose of investing. All investment decisions are made by its investment advisor, Morgens Waterfall Vintiadis & Company, Inc., a New York corporation ("MWV"). MWV is owned 50% by Edwin H. Morgens and 50% by John C. "Bruce" Waterfall.

(35)
Greywolf Capital Management LP, a Delaware limited partnership ("GCM"), acts as investment manager for Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund, and in such capacity has certain voting and/or investment power over the holdings of Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund, as set forth under the terms of an investment management agreement between GCM and each of Greywolf Capital Partners II LP and Greywolf Capital Overseas Fund. Greywolf Advisors LLC, a Delaware limited liability company, is the general partner of Greywolf Capital Management LP, and in such capacity has certain voting and/or investment power over Greywolf Capital Management LP, as set forth under the terms of the limited partnership agreement of Greywolf Capital Management LP. Mr. Jonathan Savitz is the Senior Managing Member of Greywolf Advisors LLC. Greywolf GP LLC, a Delaware limited liability company, is the general partner of GCM. Mr. Jonathan Savitz is the Managing Member of Greywolf GP LLC.

(36)
Lloyd I. Miller, as general partner, has sole voting and investment power with respect to the shares of common stock held by Milfam I, LP.

(37)
Richard Schottenfeld, as Managing Member of the general partner of Schottenfeld Qualified Associates, LP, has sole voting and investment power with respect to the shares of common stock held by Schottenfeld Qualified Associates, LP.

(38)
Richard F. Conway has sole voting and investment power with respect to the shares of common stock held by LC Capital Master Fund Ltd.

(39)
Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and, consequently, may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of the company's common stock owned by Millennium Partners, L.P.

(40)
S. Donald Sussman, as the owner of Xerion Partners I LLC's manager, has sole voting and investment power with respect to the shares of common stock held by Xerion Partners I LLC.

(41)
Daniel H. Arbess controls Xerion Partners Equity LLC ("XPE"), which is the investment manager of Xerion Partners II Master Fund Limited ("XP-II") and has voting and investment discretion over securities held by XP-II. XPE and Mr. Arbess thus may be deemed to be beneficial owners of the shares of common stock held by XP-II. XPE and Mr. Arbess disclaim beneficial ownership of the shares held by XP-II.

(42)
Michael A. Roth and Brian J. Stark shares voting and investment power with respect to the shares of common stock held by SF Capital Partners Ltd.

(43)
IBS Capital Corporation is the general partner of The IBS Turnaround Fund, L.P. and The IBS Turnaround Fund (QP), L.P. and is the Investment Manager of The IBS Opportunity Fund, Ltd. As a result, IBS Capital Corporation has sole voting and investment power with respect to the shares of common stock held by The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd. Mr. David Taft is the President of IBS Capital Corporation and the portfolio manager of each of The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd., and, therefore, Mr. Taft makes all decisions with regard to the shares of common stock held by each of The IBS Turnaround Fund, L.P., The IBS Turnaround Fund (QP), L.P. and The IBS Opportunity Fund, Ltd.

(44)
W. Keith Webb, as President, has sole voting and investment power with respect to the shares of common stock held by W. Keith Webb & Company.

(45)
The officers of Tejas Incorporated and its wholly-owned subsidiary, Tejas Securities Group, Inc., are: John Gorman—Chairman, Mark Salter—CEO, Kurt Rechner—President and COO and John Garber—CFO. John Gorman beneficially owns 40.9% of Tejas Incorporated. Mark Salter, Kurt Rechner and John Garber beneficially own less than 10% of Tejas Incorporated combined. Each of the officers share voting and investment power with respect to the shares of common stock held by Tejas Incorporated. The 800,000 shares of common stock held by Tejas Incorporated are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(46)
Karen Singer has sole voting and investment power with respect to the shares of common stock held by TJD, LLC. The 135,000 shares of common stock held by TJD, LLC are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(47)
The 25,000 shares of common stock held by Morris D. Weiss are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

(48)
The 15,000 shares of common stock held by Igor Volshteyn are issuable upon exercise of outstanding warrants to purchase shares of common stock at $2.00 per share.

        We prepared this table based on the information supplied to us by the selling stockholders named in the table, and we have not sought to verify such information.

        The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling stockholders may change over time.

        Because the selling stockholders may offer all or some of their shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon the termination of any particular offering by such selling stockholder. Please refer to "Plan of Distribution."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In 2003, PDTI entered into a revolving loan agreement with an affiliate of Prentis B. Tomlinson, PDTI's former President and Chief Executive Officer and a director of PDTI until December 2, 2004. The agreement was created initially to provide PDTI access to funds to carry out daily management activities in the normal course of business and to provide financial support to PSI until such time as the acquisition of certain assets and liabilities of PSI could be completed. The terms of the agreement allow for the right to offset. At September 30, 2003, the affiliate of Mr. Tomlinson owed PDTI $318,744 and PDTI owed the affiliate of Mr. Tomlinson $322,172 for a net amount due to the affiliate of $3,428. In July 2004, the affiliate of Mr. Tomlinson owed PDTI $381,789 and PDTI owed the affiliate of Mr. Tomlinson $325,006 for a net amount due from the affiliate of $56,783. During July 2004, PDTI purchased various office furniture, fixtures and equipment with a fair market value of $63,356 from the affiliate of Mr. Tomlinson by offsetting the balance owed to PDTI under this revolving loan agreement. In addition to the office furniture, fixtures and equipment, PDTI assumed a property tax liability of $6,573. As a result of these transactions, the revolving loan agreement was extinguished in July 2004.

        During the period from June 9, 2003 to September 30, 2003, Prentis B. Tomlinson advanced PDTI $19,767. During fiscal year 2004, PDTI paid Mr. Tomlinson the entire balance owed.

        In connection with the capitalization and formation of PDTI, Cagan McAfee Capital Partners, LLC, which we refer to as "CMCP," formed and capitalized PDTI and acted as a promoter. PDTI agreed to pay CMCP a monthly advisory fee of $9,500 for a period of two years for investment banking and other financial advisory services commencing on July 14, 2004. PDTI also agreed to reimburse actual legal fees incurred by CMCP up to $20,000 in connection with services provided by CMCP. PDTI also issued shares of its common stock to the persons identified in the table below who are associated with CMCP, and which table shows ownership of our common stock by these persons who are associated with CMCP:

Stockholder	No. of Shares
Liviakis Financial Communications, Inc.	664,105
W. Keith Webb & Company	666,444
Laird Q. Cagan	796,159
KQC Trust	41,507
KRC Trust	41,507
P2 Capital, LLC	249,039
Park Capital V, LP	351,026
Cagan McAfee Capital Partners, LLC	16,507
John Pimentel	249,039
Thomas Caleel	41,507
Clyde Berg	107,917
McAfee Capital, LLC	556,188
Jerry Haslin	5,000
Frank Seifert	10,000
Mark Bernhard	25,000

These shares of common stock of PDTI were converted into shares of our common stock upon completion of our acquisition of PDTI.

        In connection with our private placement of 9,000,000 shares of our common stock in February 2005, Tejas Securities Group, Inc. served as our placement agent. At the time we engaged Tejas Securities Group, John J. Gorman, who is Chairman of Tejas Securities Group, held 500,000 shares of Series A Convertible Preferred Stock of PDTI. We paid commissions to our placement agent in the amount of $600,000 and reimbursed their legal fees related to the offering. We also issued to persons associated with our placement agent ten year warrants to purchase 1,500,000 shares of our common stock in the aggregate at $2.00 per share.

        On March 21, 2005, we signed a new office lease at One City Centre in downtown Houston, Texas. The lease covers approximately 10,310 square feet of executive office space and has a five year term. Simultaneously, we signed a sublease with The Exploitation Company, LLP, a petroleum consulting company which is controlled by our interim Chief Executive Officer and director, John D. Schiller, Jr., covering approximately 50% of this office space. The term of the sublease is also five years. Our future annual minimum lease payments under the office lease are $173,517 and the future annual minimum rental income associated with the sublease agreement is $88,025.

        We believe that all of the transactions described above were negotiated on an arm's length basis and that the terms of each transaction were at least as favorable to PDTI as those that could have been obtained from an unaffiliated third party.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. We are not authorized to issue preferred stock under our Articles of Incorporation. As of June 28, 2005, there were 24,393,094 shares of our common stock issued and outstanding, including 145,000 shares of restricted stock issued in May 2005 under our 2005 Stock Incentive Plan. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares under Nevada law, and the common stock is not subject to conversion or redemption. The investors who purchased 9,000,000 shares of our common stock in the February 2005 private placement received a contractual preemptive right to purchase on a pro rata basis up to 50% of certain new securities we may issue at any time until June 29, 2006. This preemptive right does not apply to: (1) securities issuable upon exercise or conversion of securities that were outstanding as of February 9, 2005, (2) securities issuable pursuant to stock incentive plans or arrangements that are approved by our Board of Directors, (3) securities that may be issued in connection with acquisitions, partnering agreements, joint ventures or other strategic relationships, stock splits or other recapitalizations, lease lines or bank loans, or (4) securities that may be issued to all of our shareholders on a pro rata basis. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of any other securities subsequently issued, holders of the common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. We have not paid any dividends since our inception and have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of our Board of Directors and would depend on, among other things, future earnings, the operating and financial condition of our company, our capital requirements, and general business conditions.

Warrants and Options

        In connection with our acquisition of PDTI in January 2005, we assumed certain warrants to purchase 228,000 shares of common stock that had previously been issued by PDTI and all options to purchase common stock that were outstanding under PDTI's 2004 Stock Incentive Plan.

        The warrants to purchase common stock that we assumed in connection with the acquisition of PDTI are all exercisable for five years from the date of issuance and may be exercised on a net cashless basis. The warrants to purchase common stock consist of (1) warrants to purchase 150,000 shares of common stock in the aggregate at $0.12 per share, (2) warrants to purchase 65,500 shares of common stock in the aggregate at $2.00 per share, and (3) warrants to purchase 12,500 shares of common stock in the aggregate at $3.00 per share.

        The options we assumed in connection with our acquisition of PDTI were all issued under PDTI's 2004 Stock Incentive Plan, which we also assumed in connection with our acquisition of PDTI. The options are all exercisable for ten years from the date of issuance and may be exercised on a net cashless basis. The options to purchase common stock that we assumed consist of (1) options to purchase 2,655,000 shares of common stock in the aggregate at $0.12 per share and (2) options to purchase 550,000 shares of common stock in the aggregate at $1.75 per share. Since our acquisition of PDTI, we have issued additional options under our equity incentive plans consisting of (1) options to purchase 10,000 shares of common stock in the aggregate at $6.20 per share, (2) options to purchase 35,000 shares of common stock in the aggregate at $6.10 per share, (3) options to purchase 10,000 shares of common stock in the aggregate at $6.65 per share, and (4) options to purchase 665,000 shares of common stock in the aggregate at $4.90 per share.

        In connection with our private placement offering of shares of our common stock in February 2005, we issued to persons associated with the placement agent with respect to the private placement, warrants to purchase 1.5 million shares of our common stock at an exercise price of $2.00 per share. These warrants are exercisable until February 9, 2015 and may be exercised on a net cashless basis. We are obligated to register for resale the shares of common stock issuable upon exercise of these warrants. In the event that the registration of these warrants lapses for any reason, the exercise period for such warrants shall be automatically extended based upon the amount of time such registration statement is not available.

PLAN OF DISTRIBUTION

        We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

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  on any national exchange on which the shares are listed or any automatic quotation system through which the shares are quoted,

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  in the over-the-counter market,

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  in privately negotiated transactions,

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  through put and call transactions,

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  through short sales, and

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  a combination of such methods of sale.

        The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both.

        The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.

        The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the applicable exchange or automated quotation system pursuant to Rule 153 under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling stockholders, and a selling stockholder's failure to cover a short position at a lender's request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M. All of the above may effect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We are not aware of whether the selling stockholders have entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor as we aware that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that rule.

        Following notification by a selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

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  the name of each such selling stockholder and of the participating broker-dealer(s);

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  the number of shares involved;

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  the initial price at which these shares were sold;

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  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

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  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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  any other facts material to the transactions.

        In addition, following notification by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest of such selling stockholder intends to sell more than 500 shares, we will file a supplement to this prospectus.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus was passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

        The consolidated financial statements of Particle Drilling Technologies, Inc. as of September 30, 2004 and 2003, and for the year ended September 30, 2004 and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004 included in this prospectus have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report therein included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we file with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Particle Drilling Technologies, Inc., please see the complete registration statement. Please refer to the exhibits to the registration statement for complete copies of certain of the agreements or other documents that are summarized in this prospectus.

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        We file information electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)

Index to Consolidated Financial Statements

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at September 30, 2004 and September 30, 2003	F-3

Consolidated Statements of Operations for the year ended September 30, 2004, and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004	F-4

Consolidated Statements of Stockholders' Equity for the year ended September 30, 2004, and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004	F-5

Consolidated Statements of Cash Flows for the year ended September 30, 2004, and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004	F-7
Notes to Consolidated Financial Statements	F-8
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
Consolidated Balance Sheets at March 31, 2005 and September 30, 2004	F-23
Consolidated Statements of Operations for the six months ended March 31, 2005 and March 31, 2004, and for the period from June 9, 2003 (date of inception) to March 31, 2005	F-24
Consolidated Statements of Cash Flows for the six months ended March 31, 2005 and March 31, 2004, and for the period from June 9, 2003 (date of inception) to March 31, 2005	F-25
Notes to Consolidated Financial Statements	F-26

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Particle Drilling Technologies, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Particle Drilling Technologies, Inc. (a development stage company) as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2004 and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Particle Drilling Technologies, Inc. as of September 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the year ended September 30, 2004 and the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
January 31, 2005, except for the last paragraph for Note 17 and Note 18, as to which the date is February 9, 2005

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED BALANCE SHEETS

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$20,363	$3,502
Note receivable	—	276,336
Prepaid expenses	110,535	—
Other current assets	—	7,500

Total current assets	130,898	287,338
Property, plant & equipment, net	451,825	—
Other assets, net:
Intangibles, net	982,612	74,695
Other	5,250	—

Total other assets, net	987,862	74,695

Total assets	$1,570,585	$362,033

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$864,177	$132,939
Short-term notes payable	351,195	—
Short-term notes payable—related parties	—	23,195
Accrued expenses	216,553	136,779

Total current liabilities	1,431,925	292,913
Long-term debt	20,201	—
Commitments and contigencies—See Note 16
Stockholders' equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 18,095,447 and 11,069,500 shares issued and outstanding at September 30, 2004 and September 30, 2003, respectively	18,095	11,070
Additional paid-in capital	3,974,148	600,834
Deficit accumulated during the development stage	(3,873,784)	(542,784)

Total stockholders' equity	118,459	69,120

Total liabilities and stockholders' equity	$1,570,585	$362,033

The accompanying notes are an integral part of these financial statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30, 2004	Period from June 9, 2003 (date of inception) to September 30, 2003	Period from June 9, 2003 (date of inception) to September 30, 2004
Revenues	$—	$—	$—
Operating expenses:
Research and development	621,752	39,626	661,378
General and administrative	2,683,024	503,158	3,186,182

Total operating expenses	3,304,776	542,784	3,847,560

Loss from operations	(3,304,776)	(542,784)	(3,847,560)
Interest and other expenses	26,224	—	26,224

Net loss	$(3,331,000)	$(542,784)	$(3,873,784)

Net loss per common share, basic and diluted	$(0.25)	$(0.07)	$(0.32)

Weighted average number of common shares outstanding, basic and diluted	13,364,183	7,741,646	12,032,990

The accompanying notes are an integral part of these financial statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Period from June 9, 2003 (date of inception)
to September 30, 2004

				Deficit Accumulated During Development Stage
	Common Stock				Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital
	Shares	Amount
Retroactive restatement of stockholders' equity prior to merger for recapitalization, June 9, 2003	1,550,000	$1,550	$(1,550)	$—	$—
Common stock issued to founders at $0.001 per share in July 2003	9,000,000	9,000	—	—	9,000
Common stock issued in private placement for cash at $2.00 per share from June 2003 to September 2003, less offering expense of $436,096	504,500	505	572,399	—	572,904
Common stock issued for services provided at $2.00 per share in July 2003	15,000	15	29,985	—	30,000
Net loss				(542,784)	(542,784)

Balance, September 30, 2003	11,069,500	11,070	600,834	(542,784)	69,120
Common stock issued in private placement for cash at $2.00 per share from October 2003 to February 2004, less offering expense of $166,322	196,800	197	227,080	—	227,277
Common stock issued for services provided at $2.00 per share in October 2003	27,000	27	53,973	—	54,000
Common stock issued for cash at $2.00 per share from October 2003 to March 2004	325,000	325	649,675	—	650,000
Common stock issued for cash at $1.82 per share in October 2003	2,750	2	4,998	—	5,000
Common stock issued in exchange for note payable at $2.00 per share in January 2004	25,000	25	49,975	—	50,000
Common stock issued for services provided at $2.00 per share in January 2004	12,000	12	23,988	—	24,000
Common stock issued for cash at $0.72 per share in March 2004	69,508	70	49,930	—	50,000
Common stock issued for cash at $0.97 per share in March 2004	15,480	15	14,985	—	15,000
Common stock issued for cash at $0.75 per share in March 2004	35,000	35	26,215	—	26,250
Common stock issued for services provided at $2.00 per share in March 2004	70,000	70	139,930	—	140,000
Common stock issued for services provided at $2.00 per share in March 2004	75,000	75	149,925	—	150,000
Common stock issued for cash at $0.74 per share in April 2004	23,500	23	17,477	—	17,500

Common stock issued in exchange of accounts payable at $0.12 per share upon exercise of warrants in April 2004	50,000	50	6,850	—	6,900
Common stock issued for cash at $0.12 per share upon exercise of warrants from April 2004 to June 2004	113,909	114	15,605	—	15,719
Common stock issued for cash at $0.12 per share upon exercise of employee stock options in June 2004	200,000	200	32,062	—	32,262
Common stock issued in connection with advisory agreement at $0.12 per share in June 2004	5,000,000	5,000	595,000	—	600,000
Common stock issued at $1.50 per share upon conversion of note payable in June 2004, less offering expense	410,000	410	553,090	—	553,500
Common stock issued in private placement for cash at $2.00 per share from July 2004 to September 2004, less offering expense	375,000	375	717,125		717,500
Fair value of common stock warrants issued for services	—	—	2,880	—	2,880
Stock-based employee compensation	—	—	42,551	—	42,551
Net loss	—	—	—	(3,331,000)	(3,331,000)

Balance, September 30, 2004	18,095,447	$18,095	$3,974,148	$(3,873,784)	$118,459

The accompanying notes are an integral part of these financial statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2004	Period from June 9, 2003 (date of inception) to September 30, 2003	Period from June 9, 2003 (date of inception) to September 30, 2004
Cash flows from operating activities:
Net loss	$(3,331,000)	$(542,784)	$(3,873,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	147,409	—	147,409
Short-term note issued for services	44,000	—	44,000
Common stock issued for services	968,000	30,000	998,000
Warrants issued for services	5,830	—	5,830
Stock-based employee compensation	50,814	—	50,814
Changes in operating assets and liabilities:
Increase in prepaid expenses	(49,545)	—	(49,545)
(Increase) decrease in other current assets	7,500	(7,500)	—
Increase in accounts payable	362,527	132,939	495,466
Increase in accrued liabilities	79,774	136,779	216,553

Net cash used in operating activities	(1,714,691)	(250,566)	(1,965,257)

Cash flows from investing activities:
Payments to purchase property and equipment	(16,555)	—	(16,555)
Proceeds from sale of property and equipment	20,957	—	20,957
Payments to purchase intangibles	(185,468)	(74,695)	(260,163)
Payments to purchase other assets	(5,250)	—	(5,250)
Payments issued for note receivable	(24,447)	(276,336)	(300,783)
Payments issued for note receivable—related party	(56,783)	—	(56,783)

Net cash used in investing activities	(267,546)	(351,031)	(618,577)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,746,196	581,904	2,328,100
Proceeds from issuance of convertible notes	553,500	—	553,500
Repayments of notes payable	(277,403)	—	(277,403)
Proceeds from borrowings under loan agreements—related parties	—	23,195	23,195
Repayment of borrowings under loan agreements—related parties	(23,195)	—	(23,195)

Net cash provided by financing activities	1,999,098	605,099	2,604,197

Net increase in cash and cash equivalents	16,861	3,502	20,363
Cash and cash equivalents—beginning of period	3,502	—	—

Cash and cash equivalents—end of period	$20,363	$3,502	$20,363

The accompanying notes are an integral part of these financial statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

        Particle Drilling Technologies, Inc. ("PDTI" or the "Company"), a Nevada corporation, is a Houston based company engaged primarily in the development of a proprietary drilling system designed to increase the rate-of-penetration in hard rock drilling environments. In June 2004, PDTI merged with Particle Drilling, Inc. ("PDI"), originally named ProDril Acquisition Company, a Texas corporation. PDI was formed in June 2003 as an oilfield service and technology company to acquire certain patents and pending patents related to the Particle Impact Drilling ("PID") technology. PDTI became the surviving corporation (see Note 15).

        The Particle Impact Drilling technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments. PDTI intends to develop and exploit this technology by commercializing the PID system.

        PDTI is in the development stage, devoting substantially all of its efforts to product development, raising financing and recruiting personnel. PDTI has substantially funded its operations with proceeds from the issuance of common stock. In the course of its development activities, PDTI has sustained operating losses and expects such losses to continue for the foreseeable future. PDTI will finance its operations primarily through cash and cash equivalents on hand, future financing from the issuance of debt or equity instruments and through the generation of revenues once commercial operations get underway. However, the Company has yet to generate any revenues, and has no assurance of future revenues. To management's knowledge, no company has yet marketed a salable product using the technology that is being developed by the Company. Even if marketing efforts are successful, substantial time may pass before revenues are realized. In management's opinion, based on the proceeds received in the private placement on February 9, 2005 (see Note 18), PDTI has sufficient liquidity to meet its working capital and capital expenditure requirements for at least the next twelve months.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. PDTI's fiscal year ends September 30. The consolidated financial statements for the period ended September 30, 2003 covers a period of four months beginning June 9, 2003 (date of inception). In addition, the consolidated financial statements of PDTI are presented for the year ended September 30, 2004, and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004. There may be significant variances in the comparative consolidated financial statements due to the different reporting periods.

Reverse Acquisition

        For the purposes of these consolidated financial statements, the merger of Particle Drilling Technologies, Inc. into MedXlink Corp. was treated as a reverse acquisition (see Note 17). Pursuant to the guidance in Appendix B of SEC Accounting Disclosure Rules and Practices Official Text, the "merger of a private operating company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with the shareholders of the former public shell continuing only as passive investors. These transactions are considered by the staff to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization". Accordingly, the reverse acquisition has been accounted for as a recapitalization. For accounting purposes, PDTI is considered the acquirer in the reverse acquisition. The historical consolidated financial statements are those of PDTI. Earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by the acquiring company.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have need eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Cash Equivalents

        Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts reported in the balance sheet for current assets and current liabilities approximate fair value due to the short maturity of these items.

Concentration of Credit Risk

        Financial instruments that potentially subject PDTI to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited in demand in two financial institutions in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. PDTI has not experienced any material losses on its deposits of cash and cash equivalents.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which ranges from three to ten years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred and any significant improvements are capitalized.

Intangible Assets

        An intangible asset that is acquired either individually or with a group of other assets (but not those acquired in a business combination) is initially recognized and measured based on its fair value. The costs of a group of assets acquired in a transaction other than a business combination are allocated to the individual assets acquired based on their relative fair values and are not considered goodwill. The cost is measured based on the fair value of the consideration given or the fair value of the net assets acquired, whichever is more reliably measurable. Intangible assets are amortized on a straight-line basis over the best estimate of their useful lives. The amortization period and amortization method are reviewed annually at each financial year-end. Additional patent and application costs are capitalized and amortized over their useful lives once the patents are issued.

Offering Expense

        Offering expenses consist primarily of placement fees and expenses, professional fees and printing costs. These expenses are charged against the related proceeds from the sale of Company stock in the periods in which they occur or charged to expense in the event of a terminated offering.

Impairment of Long-Lived Assets

        PDTI evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. PDTI has not identified any such impairment losses to date.

Income Taxes

        The Company follows Statement of Financial Accounting Standards No. 109 "Accounting for Income taxes". This statement requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns. Provisions (benefits) for income taxes result from permanent and temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-Based Compensation

        The Company follows Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entities equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued.

Research and Development

        The costs of materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are research and development costs. However, the costs of materials, equipment, or facilities acquired or constructed for research and development activities that have no alternative future uses are considered research and development costs and are expensed at the time the costs are incurred.

Net Loss Per Share

        The Company has presented basic and diluted net loss per share pursuant to Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share would give affect to the dilutive effect of common stock equivalents consisting of options and warrants. Potentially dilutive securities have been excluded from the net loss per common share calculation as the effects would be antidilutive. Potentially dilutive securities for the year ended September 30, 2004 and for the periods from June 9, 2003 (date of inception) to September 30, 2003 and June 9, 2003 (date of inception) to September 30, 2004 that have been excluded are 2,815,000, 0 and 2,815,000, respectively.

3. NOTE RECEIVABLE

        In August 2003, PDTI and ProDril Services, Inc. ("PSI") entered into a Revolving Letter of Credit Promissory Note whereby PSI could borrow from PDTI a maximum principal amount of $350,000. At September 30, 2003, the Company had loaned PSI $276,336 under this Revolving Letter of Credit Promissory Note. During the fiscal year 2004, the Company loaned an additional $24,447 before exchanging the Promissory Note in connection with the acquisition of substantially all the assets of PSI. The Company also paid $55,000 in cash towards a PSI vendor in connection with the closing of the acquisition (see Note 14). The exchange of the loan was treated as consideration related to the acquisition cost.

4. PROPERTY AND EQUIPMENT

        Property and equipment consist of the following at September 30, 2004:

Office furniture, fixtures and equipment	$66,070
Research and development equipment	497,821

Total	563,891
Less: accumulated depreciation	112,066

Total property and equipment, net	$451,825

        For the year ended September 30, 2004, depreciation expense totaled $2,690 and $109,376 for office furniture, fixtures and equipment, and research and development equipment, respectively. The depreciation related to the research and development equipment was recorded as research and development expense. PDTI had no property and equipment, or depreciation expense for the period ending September 30, 2003.

5. INTANGIBLE ASSETS

        In January 2004, PDTI assumed liabilities and exchanged a note receivable from PSI of $945,980 and $300,783, respectively, as consideration for equipment with a fair value of $479,610 and all intellectual property associated with PSI's PID technology. The Company recorded an intangible asset of $767,153 for the difference in the fair value of consideration given and the fair value of the net assets acquired. In connection with the acquisition, the Company incurred direct legal fees of $87,915 and $74,695 during the fiscal year ended September 30, 2004 and the period ending September 30, 2003, respectively. The intangible assets acquired were related to the patents of the PID technology; therefore, PDTI determined the useful life of the intangibles to be 18.3 years at the date of acquisition.

        During fiscal year 2004, the Company incurred direct cost of $88,192 for patents filed but not issued.

        Amortization expense totaled $35,343 for the year ended September 30, 2004. The capitalized direct legal fees at September 30, 2003 were related to the acquisition of the PID technology acquired in January 2004; therefore, the Company did not record amortization expense for the period ending September 30, 2003.

6. SHORT-TERM NOTES

        The following is a table of PDTI's short-term cash obligations at September 30, 2004:

Short-term note payable at prime plus 2% interest, due in 2004 as follows: $20,000 principal and interest due February 20th, $25,000 principal and interest due March 23rd, $69,779 principal and interest due May 20th and $69,778 principal and interest due July 20th. The note is secured by a certain license agreement related to the Dual Jet Technology. The Company was in default on this note agreement as of September 30, 2004. PDTI was also in default on the first payment which caused the interest rate to increase from 2% to 18% as of February 21, 2004.	$114,778
Short-term note at prime plus 5% imputed interest, unsecured with monthly principal and interest payments of $10,000.	74,878
Short-term note at 5.5% interest, unsecured with monthly principal and interest payments of $6,933.	47,436
Short-term note at prime plus 2% interest, unsecured with monthly principal payments of $5,000 plus interest.	40,000
Short-term note, unsecured with quarterly principal payments of $5,000, or due on demand with receipt of net $5,000,000 from sale of securities.	29,782
Short-term note, unsecured due December 31, 2004, or upon receipt of net $5,000,000 from sale of securities.	21,030
Short-term note, unsecured with principal payments of $3,667 per month.	11,000
Current portion of long-term note	10,891
Other	1,400

Total	$351,195

7. ACCRUED LIABILITIES

        As of the indicated dates, accrued liabilities consisted of the following:

	September 30, 2004	September 30, 2003
Payroll and related expenses	$132,067	$62,507
General and administrative	—	74,272
Professional fees	80,000	—
Accrued interest	4,486	—

Total	$216,553	$136,779

8. LONG-TERM NOTE

        During fiscal year 2004, the Company entered into a promissory note with a maturity date of July 27, 2007 at 6.25% interest to finance a vehicle. The remaining balance of the note at September 30, 2004 was $31,092 with $10,891 classified as current on the balance sheet. The note is secured by the vehicle financed.

9. COMMON STOCK

        All common stock sold or issued in exchange for services included an anti-dilution provision with the exception of the founders' shares, the 5,000,000 shares of common stock issued in June 2004 to PDTI's financial advisors, and the shares of common stock issued in exchange for warrants.

        In July 2003, PDTI issued 9,000,000 shares of its common stock to founders for cash under stock purchase agreements.

        From June 2003 to September 2003, PDTI issued 504,500 shares of common stock in a private placement at $2.00 per share. PDTI completed this private placement in January 2004 and issued an additional 196,800 shares of common stock from October 2003 to January 2004 at $2.00 per share. PDTI received net proceeds of $800,183 after deducting the offering expenses. These shares included an anti-dilution provision.

        In July 2003, PDTI issued 15,000 shares of common stock in exchange for services recorded as promotion expense. PDTI recorded a charge of $30,000 for the fair value of common stock on the date of issuance. These shares included an anti-dilution provision.

        In October 2003, PDTI issued 27,000 shares of common stock to a professional recruiting firm for services rendered. PDTI recorded a charge of $54,000 for the fair value of common stock on the date of issuance. These shares included an anti-dilution provision.

        In January 2004, PDTI issued 25,000 shares of common stock in exchange for a $50,000 note payable that was assumed in connection with the acquisition of substantially all of the assets of ProDril Services Inc. These shares included an anti-dilution provision.

        In January 2004, PDTI issued 12,000 shares of common stock for legal services rendered. PDTI recorded a charge of $24,000 for the fair value of common stock on the date of issuance. These shares included an anti-dilution provision.

        In March 2004, PDTI issued 70,000 shares of common stock to a professional advisor in connection with a Mutual Release and Settlement Agreement. PDTI recorded a charge of $140,000 for the estimated fair value of common stock on the date of issuance. These shares included an anti-dilution provision.

        In March 2004, PDTI issued 75,000 shares of common stock to a professional advisor for services rendered. PDTI recorded a charge of $150,000 for the estimated fair value of the common stock on the date of issuance. These shares included an anti-dilution provision.

        In April 2004, PDTI issued 50,000 shares of common stock upon exercise of warrants that were issued for legal services. The warrants had an exercise price of $0.12. In lieu of cash received for the exercise price, PDTI agreed to accept a reduction in the accounts payable due to the parties involved.

        In June 2004, PDTI issued 5,000,000 shares of common stock to several financial advisors for services rendered. PDTI recorded a charge of $600,000 for the estimated fair value of the common stock on the date of issuance (see Note 15). These shares did not include any type of anti-dilution provision.

        In June 2004, all shareholders whose shares included an anti-dilution provision agreed to exchange the anti-dilution provision for registration rights, thereby eliminating the anti-dilution provision.

10. STOCK OPTIONS AND WARRANTS

        In April 2004, the board of directors adopted the 2004 Stock Incentive Plan (the "2004 Plan"). The 2004 Plan provides the issuance of incentive stock options to directors, employees and consultants of PDTI. Provisions under the 2004 Plan allow for the issuance of incentive stock options to purchase up to 3,500,000 shares of common stock. As of September 30, 2004, the Company had 645,000 options available for grant under the 2004 Plan. Under the 2004 Plan, the exercise price of each option equals the market value of the Company's common stock on the date of grant and the maximum term for the options is ten years. For the year ended September 30, 2004, compensation expense recorded for these options was $50,814. The fair value of each stock option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 4.22%; and expected life of 10 years.

        During fiscal year 2004, PDTI issued 323,909 warrants to consultants. The exercise price of each warrant equals the market value of the Company's common stock on the date of grant and the maximum term for the warrants is five years. For the fiscal year ended September 30, 2004, compensation expense recorded for these warrants was $5,830. The fair value of each warrant granted is estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3.25%; and expected life of 5 years.

        The Company did not have any stock option and warrant activity for the period from June 9, 2003 (date of inception) to September 30, 2003. The following is a summary of all stock option and warrant activity for the year ended September 30, 2004:

	Number of Shares Underlying Options	Weighted Average Exercise Price	Number of Shares Underlying Warrants	Weighted Average Exercise Price
Outstanding at October 1, 2003	—	$—	—	$—
Granted	2,855,000	0.12	323,909	0.12
Exercised	(200,000)	0.12	(163,909)	0.12
Forfeited	—	—	—	—

Outstanding at September 30, 2004	2,655,000	$0.12	$160,000	$0.12

Exercisable at September 30, 2004	1,030,000	$0.12	$160,000	$0.12
Weighted-average fair value of options and warrants granted during the year	$0.04		$0.02

        The following table summarizes information about stock options outstanding and exercisable at September 30, 2004:

Options Outstanding				Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Underlying Options	Weighted Average Exercise Price
$0.12	2,655,000	9.5 years	$0.12	1,030,000	$0.12

        The following table summarizes information about warrants outstanding and exercisable at September 30, 2004:

Warrants Outstanding				Warrants Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Underlying Options	Weighted Average Exercise Price
$0.12	160,000	4.6 years	$0.12	160,000	$0.12

11. INCOME TAXES

        For the period ended September 30, 2004, there were permanent differences of $33,394 (increasing taxable income) and net temporary differences of $78,896 that decreased taxable income for the current year.

        The Company has cumulative net operating loss carryforwards of $3,606,134 at September 30, 2004. No effect has been shown in the consolidated financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such net operating loss carryforwards is not determinable at this time. Accordingly, the potential tax benefits of the net operating loss carryforwards, estimated based upon current tax rates at September 30, 2004, have been offset by valuation reserves of the same amount.

        The Company has available $3,606,134 in net operating loss carryforwards that will begin to expire at various dates beginning 2004 through 2023. The valuation allowance increased $860,053 from September 30, 2003 to September 30, 2004.

        As of the indicated dates, deferred tax assets consisted of the following:

	September 30, 2004	September 30, 2003	Total
Deferred tax asset:
Net operating loss carryforward	$1,017,265	$183,016	$1,200,281
Other	31,296	—	31,296
Deferred tax liability:
Property and equipment	(5,492)	—	(5,492)

Deferred tax asset	1,043,069	183,016	1,226,085
Valuation allowance	(1,043,069)	(183,016)	(1,226,085)

Net deferred tax asset	$—	$—	$—

        Due to the large losses that have occurred since the Company's inception, and that the effect of any permanent or temporary differences on taxable income have been deemed immaterial, no statutory rate reconciliation of the Company's tax rate is disclosed nor discussed within this footnote.

12. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended September 30, 2004	Period from June 9, 2003 (date of inception) to September 30, 2003	Period from June 9, 2003 (date of inception) to September 30, 2004
Cash paid during the year for:
Interest	$24,697	$—	$24,697
Non-cash investing and financing activities:
Prepaid insurance acquired with note payable	$60,990	$—	$60,990
Issued common stock as consideration for account payable	6,000	—	6,000
Issued common stock as consideration for note payable	50,000	—	50,000
Exchanged related party note receivable as consideration for property and equipment	56,783	—	56,783
Converted note payable into common stock	553,500	—	553,500

        In addition to the non-cash investing and financing activities, PDTI acquired certain assets and assumed certain liabilities from PSI in January 2004. The non-cash items involved with this transaction were as follows:

Fair value of assets acquired:
Property and equipment	$479,610
Intellectual property	757,792

Total fair value of assets acquired	$1,237,402

Consideration for the assets acquired:
Accounts payable assumed	$374,710
Notes payable assumed	561,909
Exchanged note receivable due from PSI	300,783

Total consideration for the assets acquired	$1,237,402

        During fiscal year 2004, the Company paid $79,016 related to the accounts payable assumed, and $234,157 related to the notes payable assumed.

13. RELATED PARTY TRANSACTIONS

        In 2003, we entered into a revolving loan agreement with an affiliate of Prentis B. Tomlinson, PDTI's former President and Chief Executive Officer and a director of PDTI until December 2, 2004. The agreement was created initially to provide PDTI access to funds to carry out daily management activities in the normal course of business and to provide financial support to PSI until such time as the acquisition of certain assets and liabilities of PSI could be completed (See Note 14 below for a complete description of the acquisition referred to above). The terms of the agreement allow for the right to offset. At September 30, 2003, the affiliate of Mr. Tomlinson owed PDTI $318,744 and PDTI owed the affiliate of Mr. Tomlinson $322,172 for a net amount due to the affiliate of $3,428. In

July 2004, the affiliate of Mr. Tomlinson owed PDTI $381,789 and PDTI owed the affiliate of Mr. Tomlinson $325,006 for a net amount due from the affiliate of $56,783. During July 2004, PDTI purchased various office furniture, fixtures and equipment with a fair market value of $63,356 from the affiliate of Mr. Tomlinson by offsetting the balance owed to PDTI under this revolving loan agreement. In addition to the office furniture, fixtures and equipment, PDTI assumed the property tax liability of $6,573.

        During the period from June 9, 2003 (date of inception) to September 30, 2003, Prentis B. Tomlinson advanced PDTI $19,767. During fiscal year 2004, the Company paid Mr. Tomlinson the entire balance owed.

        In April 2004, the Company entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP") to assist in providing investment banking and other financial advisory services. One of the principal's of CMCP was a director of the Company at September 30, 2004. In connection with the advisory agreement, the Company issued 5,000,000 shares of its common stock to CMCP and various affiliates of CMCP. The Company is also required to pay CMCP a monthly advisory fee of $9,500 commencing on the date of signing a merger agreement with a public company and continuing for two years following the merger. The Company signed a merger agreement with MedXLink, Corp, a public company, on July 14, 2004.

14. ACQUISITIONS

        In June 2003, PDTI entered into an Assignment and Assumption Agreement with the Curlett Family Limited Partnership, Ltd ("CFLP") whereby PDTI acquired from CFLP its entire right, title and interest in the PID patent and patent application.

        In June 2003, PDTI entered into an Exclusive License Agreement with CCORE Technology and Licensing, Ltd. ("CCORE"), PSI, Harry B. Curlett, Curlett Family Limited Partnership, Ltd., and ProDril Services International, Ltd. ("PSIL") whereby PDTI was granted a worldwide and irrevocable exclusive license for the dual jet nozzle and its attendant system apparatus. This technology is a non-core asset with respect to the Company's business plan.

        In September 2003, PDTI entered into an Acquisition Agreement with ProDril Partners, LLC, PSI, Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd., and CFLP whereby PDTI agreed to acquire substantially all of the assets of PSI and agreed to assume certain PSI liabilities. Also in September 2003, PDTI entered into a separate Acquisition Agreement with ProDril Partners, LLC, ProDril Services International, Ltd., Mr. Harry B. Curlett, CCORE Technology and Licensing, Ltd., and CFLP whereby PDTI acquired substantially all of the assets of PSIL and agreed to assume certain PSIL liabilities. The closing date of the two mentioned Acquisition Agreements was effective January 20, 2004.

15. MERGER WITH PARTICLE DRILLING TECHNOLOGIES, INC.

        In April 2004, PDTI entered into an advisory agreement with Cagan McAfee Capital Partners, LLC whereby CMCP agreed to serve as PDTI's financial advisor. CMCP then founded Particle Drilling Technologies, Inc., a Delaware corporation, for the purpose of raising capital and to acquire all of the outstanding capital stock of PDI. In June 2004, the respective Board of Directors and stockholders of

PDTI and PDI approved an agreement and plan of merger, whereby PDI merged into PDTI and the separate existence of PDI ceased. Prior to the merger, PDTI raised $615,000 and loaned $553,500, net of $61,500 offering expense, to PDI in the form of a Convertible Promissory Note. On June 25, 2004 the merger was completed and the principal balance of the note was eliminated. In connection to the advisory agreement mentioned above, and through the merger of PDTI and PDI, CMCP and various groups associated with CMCP retained 5,000,000 shares of common stock in the combined company. As a result, the Company recorded a charge of $600,000 for the fair market value of the common stock on the date of issuance. CMCP and various groups associated with CMCP have agreed to cancel 700,000 shares of common stock in order to facilitate the merger with MedXlink, Corp. upon closing of the merger as discussed in Note 17.

16. COMMITMENTS AND CONTINGENCIES

Leases

        PDTI leases its office facility in Houston, Texas under an operating lease that terminates February 28, 2005. At September 30, 2004, the future minimum payments under this lease agreement total $21,525. The Company incurred rental expense of $51,660 and $18,658 for the year ended September 30, 2004 and for the period ending September 30, 2003, respectively, under this lease.

        PDTI leases its commercial operating facility in Houston, Texas under an operating lease that terminates June 30, 2005. At September 30, 2004, the future minimum payments under this lease agreement total $40,500. The Company began leasing this facility in July 2004. During the fiscal year ended September 30, 2004, the Company incurred rental expense of $12,339 related to this lease.

PID Laboratory Testing

        In August 2004, the Company entered into a commitment with TerraTek Inc., an independent geotechnical engineering company, whereby PDTI agreed to use TerraTek's facility at least two times before the end of the calendar year 2005 for research and development testing at a minimum of $75,000 per each test.

Royalty Agreements

        In January 2004, PDTI entered into a Royalty Agreement with PSI whereby PDTI will be required to pay PSI a royalty on a quarterly basis equal to 18% of the earnings before interest, income taxes, depreciation and amortization (EBITDA) until an aggregate of $67,500,000 has been paid. PDTI also entered into a Royalty Agreement in January 2004 with PSIL whereby PDTI will be required to pay PSIL a royalty on a quarterly basis equal to 2% of the earnings before interest, income taxes, depreciation and amortization (EBITDA) until an aggregate of $7,500,000 has been paid. In addition, PDTI will be required to pay CCORE, PSI and PSIL a royalty equal to 1.6%, 1.2% and 1.2%, respectively, of PDTI's annual gross revenue. PDTI has no revenues or EBITDA; therefore no royalties have been paid or accrued as of September 30, 2004.

Placement Agent Warrants

        In connection with the shares being offered in the private placement dated May 20, 2004, the Company has agreed to issue five year warrants to the Placement Agent of this private placement to purchase one share of common stock of the Company for every ten shares of the Company's stock sold by the Placement Agent. Each warrant issued to the Placement Agent will have an exercise price of $2.00 per share and will be issued at the closing of the private placement (see Note 17).

Litigation

        The Company is currently involved with litigation in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect these matters to have a material adverse effect on our financial position, cash flows or results of operations.

17. SUBSEQUENT EVENTS

        In December 2004, Prentis B. Tomlinson resigned as President and Chief Executive Officer of PDTI. John D. Schiller became the new interim President and Chief Executive Officer of the Company. CMCP and various groups associated with CMCP agreed to transfer 479,055 shares of PDTI common stock owned by CMCP and various groups associated with CMCP to Mr. Tomlinson in connection with his resignation in exchange for Mr. Tomlinson agreeing to admit Mr. Schiller as a partner in Particle Drilling Partners, L.L.C. (formerly ProDril Partners, L.L.C.), a privately owned partnership whose sole asset in December 2004 was 7,785,000 shares of common stock in the Company.

        On July 14, 2004, MedXLink, Corp. ("MXLK", or the "Parent"), a Nevada corporation and an inactive publicly-traded company, entered into an Agreement and Plan of Reorganization with Particle Drilling Technologies, Inc., a Delaware corporation ("PDTI-DE"), whereby MXLK agreed to acquire PDTI-DE through PDTI Acquisition Corp. ("Merger Sub"), a newly formed Delaware corporation and wholly owned subsidiary of MXLK, by issuing common stock in exchange for all the outstanding shares of PDTI-DE. On January 14, 2005, MXLK closed the merger with PDTI-DE and issued 16,698,094 shares of common stock (including 3,381,538 shares of common stock issued upon conversion of the same number of shares of Series A Convertible Preferred Stock of PDTI-DE) to holders of common stock of PDTI-DE and reserved for issuance (1) 228,000 shares of common stock pursuant to outstanding warrants to purchase common stock of PDTI-DE, and (2) 3,205,000 shares of common stock pursuant to outstanding options to purchase common stock of PDTI-DE. In addition, 1,342,404 issued and outstanding shares of common stock of PDTI-DE were cancelled for no consideration in connection with the merger. As a result of the merger, the Parent has 18,248,094 shares of common stock issued and outstanding (including 3,381,538 shares of common stock issued upon conversion of the same number of shares of Series A Convertible Preferred Stock of PDTI-DE) and an additional 3,433,000 shares of common stock reserved for issuance as described above. Following the merger, PDTI-DE continued as the surviving corporation under the name of Particle Drilling Technologies, Inc. as a subsidiary of Parent. Following the merger, Parent changed its name to Particle Drilling Technologies, Inc. and its stock trading symbol changed from MXLK.OB to PDRT.OB.

        In January 2005, CMCP and various groups associated with CMCP cancelled 700,000 shares of common stock in connection to the MXLK merger.

        In January 2005, the Company completed its second private placement that was dated May 20, 2004. From October 2004 through January 2005, the Company sold 850,000 shares of common stock at $2.00 in connection to this private placement. The amount received was $1,700,000 of which $37,000 was related to offering expenses. In connection with this private placement, the Company issued warrants to the Placement Agent of this private placement to purchase 65,500 shares of the Company's common stock at $2.00 per share as described in the Commitments and Contingencies footnote above.

        In February 2005, PDTI settled a lawsuit related to a note payable that the Company was in default at September 30, 2004. At September 30, 2004, the principal and accrued interest amount was approximately $119,000. The Company fully paid the settlement amount of $95,000 in February 2005.

18. CLOSING OF PRIVATE PLACEMENT

        From January 2005 to February 2005, the Company sold 9,000,000 shares of its common stock at $2.00 per share in a private placement that closed February 9, 2005. The Company received gross proceeds of $18,000,000. The Company paid 3.0% commissions on the first $15,000,000 and 5.0% commissions on the remaining $3,000,000 of gross proceeds received, respectively, and legal fees related to the offering. In connection with this private placement, the Company issued ten year warrants to the Placement Agent to purchase 1,500,000 shares of the Company's common stock at $2.00 per share. In addition, PDTI used $1,500,000 of these proceed to repurchase 3,000,000 shares of common stock from Prentis B. Tomlinson. These shares were purchased as treasury stock and recorded at cost.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
SUMMARIZED QUARTERLY FINANCIAL DATA

(Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Three months ended December 31, 2004:
Revenues	$—
Gross profit	—
Loss from operations	(876,193)
Net loss	(882,745)
Net loss per share—basic and diluted	$(0.05)
Year ended September 30, 2004:
Revenues	$—	$—	$—	$—	$—
Gross profit	—	—	—	—	—
Loss from operations	(387,716)	(838,987)	(1,244,413)	(833,660)	(3,304,776)
Net loss	(387,716)	(846,449)	(1,254,643)	(842,192)	(3,331,000)
Net loss per share—basic and diluted	$(0.03)	$(0.07)	$(0.10)	$(0.05)	$(0.25)
Year ended September 30, 2003:
Revenues	$—	$—	$—	$—	$—
Gross profit	—	—	—	—	—
Loss from operations	—	—	(108,210)	(434,574)	(542,784)
Net loss	—	—	(108,210)	(434,574)	(542,784)
Net loss per share—basic and diluted	$—	$—	$(0.07)	$(0.05)	$(0.07)

PDTI was founded June 9, 2003, therefore, the third quarter 2003 reflects only twenty one (21) days of activity.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED BALANCE SHEETS

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,103,334	$20,363
Prepaid expenses	98,617	110,535

Total current assets	14,201,951	130,898
Property, plant & equipment, net	750,875	451,825
Intangibles, net	967,473	982,612
Other assets	395,233	5,250

Total assets	$16,315,532	$1,570,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$689,807	$864,177
Short-term notes payable	72,422	351,195
Accrued expenses	161,439	216,553

Total current liabilities	923,668	1,431,925
Long-term debt	14,914	20,201
Commitments and Contingencies—Note 6
Stockholders' equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 27,248,094 issued and 24,248,094 outstanding at March 31, 2005, and 18,095,447 issued and outstanding at September 30, 2004	27,248	18,095
Additional paid-in capital	22,765,961	3,974,148
Treasury stock at cost, 3,000,000 and -0- at March 31, 2005 and September 30, 2004, respectively	(1,500,000)	—
Deficit accumulated during the development stage	(5,916,259)	(3,873,784)

Total stockholders' equity	15,376,950	118,459

Total liabilities and stockholders' equity	$16,315,532	$1,570,585

The accompanying notes are an integral part of these statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			Period from June 9, 2003 (date of inception) to March 31, 2005
	Six Months Ended March 31,
	2005	2004
Revenues	$—	$—	$—
Operating expenses:
Research and development	990,403	124,421	1,651,782
General and administrative	1,113,987	1,102,282	4,300,168

Total operating expenses	2,104,390	1,226,703	5,951,950

Loss from operations	(2,104,390)	(1,226,703)	(5,951,950)
Other income (expenses)
Interest income	45,377	—	45,377
Gain on debt extinguishment	26,990	—	26,990
Interest expense	(10,452)	(7,462)	(36,676)

Total other income (expenses)	61,915	(7,462)	35,691

Net loss	$(2,042,475)	$(1,234,165)	$(5,916,259)

Net loss per common share, basic and diluted	$(0.10)	$(0.11)	$(0.98)

Weighted average number of common shares outstanding, basic and diluted	19,912,443	11,429,785	6,065,634

The accompanying notes are an integral part of these statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			Period from June 9, 2003 (date of inception) to March 31, 2005
	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(2,042,475)	$(1,234,165)	$(5,916,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	(26,990)	—	(26,990)
Depreciation and amortization expense	120,466	38,980	267,875
Short-term note issued for services	—	44,000	44,000
Common stock issued for services	(66,500)	368,000	931,500
Warrants issued for services	57,999	—	63,829
Stock-based employee compensation	161,800	—	212,614
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	11,918	—	(37,627)
decrease in other current assets	—	7,500	—
Increase (decrease) in accounts payable	(153,889)	4,542	341,577
Increase (decrease) in accrued liabilities	(55,114)	37,158	161,439

Net cash used in operating activities	(1,992,785)	(733,985)	(3,958,042)

Cash flows from investing activities:
Payments to purchase property and equipment	(394,271)	—	(410,826)
Proceeds from sale of property and equipment	—	—	20,957
Payments to purchase intangibles	(10,106)	(116,472)	(270,269)
Payments to purchase other assets	(389,983)	—	(395,233)
Payments issued for note receivable	—	(24,447)	(300,783)
Payments issued for note receivable—related party	—	(39,283)	(56,783)

Net cash used in investing activities	(794,360)	(180,202)	(1,412,937)

Cash flows from financing activities:
Proceeds from issuance of common stock	18,647,666	973,527	20,975,766
Purchases of treasury stock	(1,500,000)	—	(1,500,000)
Proceeds from issuance of convertible notes	—	—	553,500
Repayments of notes payable	(277,550)	(39,647)	(554,953)
Proceeds from borrowings under loan agreements — related parties	—	—	23,195
Repayment of borrowings under loan agreements — related parties	—	(23,195)	(23,195)

Net cash provided by financing activities	16,870,116	910,685	19,474,313

Net increase in cash and cash equivalents	14,082,971	(3,502)	14,103,334
Cash and cash equivalents—beginning of period	20,363	3,502	—

Cash and cash equivalents—end of period	$14,103,334	$—	$14,103,334

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,756	$7,462	$36,453
Non-cash investing and financing activitites:
Prepaid insurance acquired with note payable	$—	$—	$60,990
Common stock issued as consideration for account payable	—	—	6,000
Common stock issued as consideration for note payable	—	50,000	50,000
Related party note receivable exchanged for property and equipment	—	—	56,783
Note payable converted into common stock	—	—	553,500
Property and equipment acquired with assumed liabilities	—	479,610	479,610
Intangibles acquired with assumed liabilities	—	757,792	757,792

The accompanying notes are an integral part of these statements.

PARTICLE DRILLING TECHNOLOGIES, INC.
(a development stage enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements, which include the accounts of Particle Drilling Technologies, Inc. (the "Company" or "PDTI") and its subsidiary, have been prepared in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which in the opinion of management are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company's September 30, 2004 audited consolidated financial statements and notes thereto. Operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending September 30, 2005.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

2. REVERSE ACQUISITION WITH MEDXLINK, CORP.

        On July 14, 2004, MedXLink, Corp. ("MXLK", or the "Parent"), a Nevada corporation and an inactive publicly-traded company, entered into an Agreement and Plan of Reorganization with Particle Drilling Technologies, Inc., a Delaware corporation, ("PDTI-DE"), whereby MXLK agreed to acquire PDTI-DE by merging PDTI Acquisition Corp. ("Merger Sub"), a newly formed Delaware corporation and wholly owned subsidiary of MXLK, with and into PDTI-DE and issuing common stock of MXLK in exchange for all the outstanding shares of PDTI-DE. On January 14, 2005, MXLK closed its acquisition of PDTI-DE and issued 16,698,094 shares of common stock (including 3,381,538 shares of common stock issued upon conversion of the same number of shares of Series A Convertible Preferred Stock of PDTI-DE) to holders of common stock of PDTI-DE and reserved for issuance (1) 228,000 shares of common stock pursuant to outstanding warrants to purchase common stock of PDTI-DE, and (2) 3,205,000 shares of common stock pursuant to outstanding options to purchase common stock of PDTI-DE. In addition, 1,342,404 issued and outstanding shares of common stock of the Parent were cancelled for no consideration in connection with the Merger. Following the merger, the Parent had 18,248,094 shares of common stock issued and outstanding (which included 3,381,538 shares of common stock issued upon conversion of the same number of shares of Series A Convertible Preferred Stock of PDTI-DE) and an additional 3,433,000 shares of common stock reserved for issuance upon exercise of warrants and options as described above. Following the merger, PDTI-DE continued as the surviving corporation under the name of Particle Drilling Technologies, Inc. as a subsidiary of Parent, the Parent changed its name to Particle Drilling Technologies, Inc., and its stock trading symbol changed from MXLK.OB to PDRT.OB.

3. NET LOSS PER COMMON SHARE

        The Company has presented basic and diluted net loss per share pursuant to Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. Dilutive net loss per share would give effect to the dilutive effect of common stock equivalents consisting of options and warrants. Potentially dilutive securities have been excluded from the net loss per common share calculation as the effects would be antidilutive. Potentially dilutive securities totaling 4,978,000 and -0- for the periods ended March 31, 2005 and 2004, respectively, were not included in the computation of weighted average diluted common shares because the impact of these potentially dilutive securities were anti-dilutive.

4. COMMON STOCK

        From October 2004 to December 2004, PDTI issued 285,000 shares of its common stock for cash in a private placement at $2.00 per share. PDTI received net proceeds of $533,000 after deducting the offering expenses of $37,000.

        In October 2004, PDTI issued 10,000 shares of common stock to a financial advisor for consulting services rendered. PDTI recorded a charge of $17,500 for the fair value of common stock on the date of issuance.

        In December 2004, PDTI issued 9,314 shares of its common stock upon a net cashless exercise of 10,000 warrants at $0.12 per share.

        In December 2004, the Company issued upon exercise of warrants, 33,333 shares of the Company's common stock for cash at $0.01 per share.

        In January 2005, PDTI issued 565,000 shares of its common stock for cash in a private placement at $2.00 per share. PDTI received proceeds of $1,130,000. These shares related to a private placement which began in April 2004 and was completed in January 2005. The Company issued a total of 1,635,000 shares of its common stock under this private placement from April 2004 to January 2005 and received total net proceeds of $2,934,000.

        In January 2005, Cagan McAfee Capital Partners, LLC ("CMCP") and various groups associated with CMCP agreed to and cancelled 700,000 shares of the Company's common stock that had been valued at $0.12 per share when the Company originally issued such shares of common stock in June 2004. This cancellation was conducted in an effort to facilitate the reverse acquisition between PDTI and MedXLink, Corp. PDTI recorded a credit to compensation expense of $84,000 in January 2005 for the cancellation of these shares, an amount equal to the compensation expense recorded when these shares were issued in 2004.

        In January 2005, Prentis B. Tomlinson (PDTI's former President and CEO) and Thomas E. Hardisty, Senior Vice President of Corporate Development of PDTI, cancelled 45,000 and 5,000 shares, respectively, of the Company's common stock that was valued at $0.001 per share. Mr. Tomlinson and Mr. Hardisty agreed to cancel these shares of the Company's common stock in an effort to facilitate the reverse acquisition between PDTI and MedXLink, Corp.

        In February 2005, the Company sold 9,000,000 shares of its common stock at $2.00 per share in a private placement that closed February 9, 2005. The Company received gross proceeds of $18,000,000. The Company paid 3.0% commissions on the first $15,000,000 and 5.0% commissions on the remaining $3,000,000 gross proceeds received, respectively, $100,000 for reimbursable expenses, and legal fees of $315,767 related to the offering. In addition, PDTI used $1,500,000 of these proceed to repurchase 3,000,000 shares of common stock from Mr. Tomlinson. These shares were purchased as treasury stock and recorded at cost.

        At March 31, 2005, the Company had 24,248,094 shares of common stock outstanding and has issued options and warrants to purchase up to 4,978,000 additional shares of the Company's common stock.

5. STOCK OPTIONS AND WARRANTS

Stock Options

        In April 2004, the Board of Directors adopted the 2004 Stock Incentive Plan (the "2004 Plan"). The 2004 Plan provides for the issuance of incentive stock options, non-statutory stock options and restricted stock grants to directors, employees and consultants of PDTI. Provisions under the 2004 Plan allow for the issuance of up to 3,500,000 shares of common stock pursuant to awards under the 2004 Plan. As of March 31, 2005, the Company had 50,000 shares of common stock available for issuance pursuant to awards under the 2004 Plan. Under the 2004 Plan, the exercise price of each option equals the market value of the Company's common stock on the date of grant and the maximum term for the options is ten years. For the three months and six months ended March 31, 2005 and from June 9, 2003 (date of inception) to March 31, 2005, compensation expense recorded for options issued and vested was $0, $161,800 and $212,614, respectively. The fair value of each stock option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 4.09%; and expected life of 10 years. For the three months and six months ended March 31, 2004, the Company did not issue any options to employees.

        In March 2005, the Board of Directors adopted the 2005 Stock Incentive Plan (the "2005 Plan"). The 2005 Plan provides the issuance of incentive stock options, non-statutory stock options and restricted stock grants to directors, employees and consultants of PDTI. Provisions under the 2005 Plan allow for the issuance of options and restricted stock awards to purchase or issue up to 2,000,000 shares of common stock. As of March 31, 2005, the Company had 2,000,000 shares of common stock available for issuance pursuant to awards under the 2005 Plan.

Warrants

        In October 2004, PDTI issued warrants to purchase 33,333 shares of the Company's common stock at $0.01 per share. The warrants were issued to a financial advisor for services provided. The Company recorded compensation expense of $58,000 using the Black-Scholes option pricing model under the following assumptions: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 3.34%; and expected life of 0 years.

        In connection with a private placement that commenced in April 2004 and that was completed in January 2005, PDTI issued warrants, in January 2005, to purchase 65,500 shares of the Company's common stock to certain persons associated with the Placement Agent of this private placement. Offering expense recorded for these warrants was $80,565. The related charge was a direct cost of the associated financing and was therefore charged directly to stockholders' equity. Each warrant has an exercise price of $2.00 per share with a maximum term of five years. The fair value of each warrant granted is estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 71.86%; risk-free interest rate of 3.73%; and expected life of 5 years.

        In connection with a private placement that was completed February 9, 2005, PDTI issued warrants, in February 2005, to purchase 1,500,000 shares of the Company's common stock to certain persons associated with the Placement Agent of this private placement. Offering expense recorded for these warrants was $2,370,000. The related charge was a direct cost of the associated financing and was therefore charged directly to stockholders' equity. Each warrant has an exercise price of $2.00 per share with a maximum term of ten years. The fair value of each warrant granted is estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 71.86%; risk-free interest rate of 4.00%; and expected life of 10 years.

6. COMMITMENTS AND CONTINGINCIES

        In March 2005, the Company entered into a five year lease agreement whereby PDTI will move its current office facility located at 808 Travis Street, Suite 850, Houston, TX 77002 to 1021 Main Street, Suite 2650, Houston, TX 77002. PDTI delivered to the lessor a security deposit of $350,000 in the form of an irrevocable letter of credit. The terms of this lease agreement will commence on the leasehold completion date. The estimated leasehold completion date is June 1, 2005. PDTI will divide equally and sublease the office space with an affiliate of John D. Schiller, interim President and CEO of PDTI. The future annual minimum lease payments commencing on the leasehold completion date is $173,517. The future annual minimum rental income associated with the sublease agreement will be $88,025.

7. INCOME TAXES

        The Company reports its income taxes in accordance with SFAS 109, "Accounting for Income Taxes", which calls for the utilization of the asset and liability method of accounting for income taxes. Under this method, deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences reverse. At March 31, 2005, the Company had cumulative net operating loss carryforwards of $5,747,116, which expire in years 2005 through 2023. No effect has been shown in the financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such net operating loss carryforwards is not determinable at this time. Accordingly, the potential tax benefits of the net operating loss carryforwards, estimated based upon current tax rates at March 31, 2005, have been offset by valuation reserves of the same amount.

Particle Drilling Technologies, Inc.

Common Stock

PROSPECTUS

June 29, 2005

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED BALANCE SHEETS
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED STATEMENTS OF OPERATIONS
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY For the Period from June 9, 2003 (date of inception) to September 30, 2004
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED STATEMENTS OF CASH FLOWS
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS SUMMARIZED QUARTERLY FINANCIAL DATA (Unaudited)
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED BALANCE SHEETS
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
PARTICLE DRILLING TECHNOLOGIES, INC. (a development stage enterprise) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)